                                                                    Exhibit 2.1






Document No ..............................................................

Name of Recipient .......................................................




                         RECOMMENDED OFFER TO PURCHASE
                       THE ENTIRE ISSUED SHARE CAPITAL OF
                               EDEN GROUP LIMITED

          THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT ABOUT THIS OFFER OR WHAT ACTION TO TAKE YOU SHOULD CONSULT A PERSON AUTHORISED UNDER THE UNITED KINGDOM FINANCIAL SERVICES ACT 1986, WHO SPECIALISES IN ADVISING ON THE SALE OF SHARES SUCH AS A FINANCIAL ADVISER, SOLICITOR, ACCOUNTANT, STOCKBROKER OR BANK MANAGER.

          IF YOU HAVE DISPOSED OF ANY OF YOUR ORDINARY SHARES IN
          EDEN GROUP LIMITED, PLEASE IMMEDIATELY NOTIFY S J BERWIN & CO, THE SOLICITORS TO GEOWORKS, BY TELEPHONE (0171 533 2222 REF: 11/383) OF THE NAME AND ADDRESS OF THE PERSON TO WHOM YOU EFFECTED THE DISPOSAL.

                               RECOMMENDED OFFER

                                       by

                                    GEOWORKS

              of 1,304,250 shares of Common Stock of no par value
                           in the capital of Geoworks

                in consideration for the sale to Geoworks of the
            entire issued and to be issued ordinary share capital of

                                                      EDEN GROUP LIMITED

          The terms of the offer contained in this document are recommended by all the directors of Eden Group Limited.

          The issue of this document has been approved by Geoworks and by the directors of Eden. Geoworks and the directors of Eden have taken all reasonable care to ensure that the facts stated and opinions expressed herein regarding Geoworks and Eden respectively are fair and accurate and that no material facts concerning Geoworks and Eden respectively have been omitted.

          This document has been approved for the purposes of section 57 of the United Kingdom Financial Services Act 1986 by Robson Rhodes, chartered accountants, who are authorised by the Institute of Chartered Accountants in England and Wales to carry on investment business.

          ACCEPTANCES OF THE OFFER SHOULD BE RETURNED AS SOON AS POSSIBLE. IT IS GEOWORKS' INTENTION TO DECLARE THE OFFER UNCONDITIONAL WHEN ACCEPTANCES HAVE BEEN RECEIVED FROM THE HOLDERS OF NOT LESS THAN 90 PER CENT. OF THE EDEN ORDINARY SHARES. THEREAFTER, THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE UNTIL THE CLOSE OF BUSINESS ON 14 MARCH 1997. THE PROCEDURE FOR ACCEPTANCE IS SET OUT ON PAGE 33. FORM(S) OF ACCEPTANCE ACCOMPANY THIS DOCUMENT.

                                    CONTENTS

          DOCUMENT                                                                               PAGE
1         Summary of Offer and Offer Timetable                                                   6

2         Letter from Dennis Taylor, Chairman of Eden Group Limited                              9

3         The Offer from Geoworks                                                                14

4         Appendix I - Rights attaching to the Consideration Shares                              34
          in Geoworks

5         Appendix II - Further information relating to Geoworks and Eden                        37

6         Appendix III - List of Eden optionholders                                              41

7         Appendix IV - Summary of changes to the rights of Eden
          shareholders following Completion of the Offer                                         42

8         Appendix V - Notice, proxy form and instructions for the                               48
          extraordinary general meeting of Eden

9         Appendix VI - Form of Acceptance and Authority                                         53

10        Appendix VII - Declaration of Registration Rights                                      59

                                  DEFINITIONS

(1) In this document the following expressions have the meanings set out below:

3i                                          3i Group plc and 3i plc, as the context requires

Acer                                        A.I.I. Holding Corporation

Affiliate Agreement(s)                      agreements among Geoworks, Eden and certain directors, officers and significant shareholders of Eden (each "Affiliates") restricting the transfer of shares of Geoworks
                                            Common Stock following the Closing to ensure treatment of the business combination following Closing as a pooling of interests for accounting and financial reporting purposes

Closing or Completion                       the Offer becoming unconditional in all respects, or being declared unconditional by
                                            Geoworks

Common Stock                                fully paid shares of common stock of no par value in the capital of Geoworks

Consideration Shares                        1,304,250 shares of Common Stock having the rights described in Appendix I

Declaration of Registration Rights          the Declaration of Registration Rights given by Geoworks for the benefit of all Eden shareholders accepting the Offer, a copy of which appears as Appendix VII

Eden                                        Eden Group Limited, a private limited company registered in England and Wales under the
                                            Companies Act 1985 with no 2357515

Eden Employee Options                       the options granted by Eden pursuant to Eden's Executive Directors Share Option Scheme, the Non-executive Directors Share Option Schemes and Key Employees Share Option Scheme,
                                            which give optionholders the right to subscribe for 151,650 ordinary shares in Eden in aggregate

Eden Options                                options to subscribe for Ordinary Shares subsisting at the date of this document

Enlarged Group                              Geoworks and Eden

Escrow Agent                                the escrow agent to be appointed pursuant to the Escrow Agreement

Escrow Agreement                            the agreement between the Escrow Agent, Geoworks and David E J Crisp as agent of the
                                            Warrantors

Escrow Amount                               65,213 of the Consideration Shares issued by Geoworks to the Warrantors, to be held by the Escrow Agent under the Escrow Agreement

Exchange Ratio                              0.8673, representing the number of Consideration Shares to be issued for each Ordinary
                                            Share

the Executives                              David E J Crisp, Alistair Jenkins, David L Stevens and Dennis P Taylor

Final Closing Date                          14 March 1997, the last date for acceptances of the Offer unless extended prior to that date in accordance with the terms of the Offer

Geoworks                                    Geoworks, a California corporation, whose principal office is at 960 Atlantic Avenue,
                                            Alameda, California 94501, United States of America

Initial Closing Date                        the date on which the Offer becomes unconditional, or Geoworks declares the Offer unconditional, having received acceptances from the holders of not less than 90 per cent. of the Ordinary Shares, in accordance with the terms of the Offer

the Offer                                   the offer being made by Geoworks for the entire issued Ordinary Share capital of Eden, the terms of which are set out in this document

the Ordinary Shares                         1,503,877 ordinary shares of L.0.10 each in the capital of Eden, comprising the entire issued ordinary share capital of Eden on the date hereof and including all Ordinary
                                            Shares which will be issued upon exercise of all outstanding options to subscribe for
                                            Eden Ordinary Shares and upon capitalisation of the Shareholder Loans described in paragraph 2.8

Preference Shares                           977,342 redeemable cumulative preference shares of L.1 each in the capital of Eden

Preference Share Agreement                  the agreement dated 12 February 1997 between Geoworks and each of 3i plc and 3i Group plc for the sale of all the issued Preference Shares for an aggregate of L.100 (being the fair value for such shares in the opinion of Geoworks) in cash

Shareholder Loans                           the loans which will be due and payable on Completion by Eden to 3i Group plc and Acer, totalling L.1,072,770 principal and L.171,459 interest, in aggregate, as at 24 February
                                            1997

the Warrantors                              David EJ Crisp, David L Stevens and Alistair Jenkins

Warranty and Covenant Agreement             the Warranty and Covenant agreement dated 12 February 1997 and made between Geoworks, the Warrantors and others, referred to on page 9, a copy of which is available for inspection in accordance with paragraph 18

(2) References to "paragraph" are to the paragraphs of the Offer set out in the letter from Geoworks beginning on page 14 of this document.

(3) In this document a currency exchange rate of L.1.00:US$1.6230, being the rate current at the close of business on 7 February 1997, has been assumed for all purposes.

                              SUMMARY OF THE OFFER

1 This document relates to a conditional offer by Geoworks to acquire all the issued and to be issued Ordinary Shares in the capital of Eden in return for the issue to each holder of Ordinary Shares of approximately 0.8673 shares of Common Stock in the capital of Geoworks ("the Consideration Shares") for each Ordinary Share held, representing approximately US$31,041,897, based on the average closing price quoted on Nasdaq of Geoworks Common Stock, for the period of 30 trading days ended on 7 February 1997.

2 The Exchange Ratio is based upon the entire issued Ordinary Share capital of Eden as at 12 February 1997 comprising 1,228,005 Ordinary Shares, plus the aggregate number of Ordinary Shares that will be issued upon exercise of Eden Options, comprising 178,040 Ordinary Shares and the 97,832 Ordinary Shares which will be issued upon the capitalisation of the Shareholder Loans described in paragraph 2.8.

3 65,213 of the Consideration Shares to be issued to the Warrantors will be deposited with the Escrow Agent to be held as the Escrow Amount which shall be available to compensate Geoworks in connection with breaches of the representations, warranties, covenants, undertakings and indemnities set out in the Warranty and Covenant Agreement. The obligations of the Warrantors for losses suffered by Geoworks for such breaches shall be limited to each Warrantor's proportionate share of the Escrow Amount.

4 Separately from the Offer (and conditionally upon Closing), Geoworks has agreed to acquire the entire issued preference share capital of Eden, comprising 977,342 Preference Shares, pursuant to the Preference Share Agreement, in consideration for the payment by Geoworks to the holders of the Preference Shares of L.100 (fair value) in cash in aggregate.

5 Geoworks has agreed with each holder of Eden Employee Options that, conditionally upon the making of the Offer by Geoworks, such optionholders may exercise their options in full pursuant to the applicable Eden Employee Option scheme and sell the resulting Ordinary Shares to Geoworks on the terms of the Offer. In the absence of such exercise pursuant to the applicable Eden Employee Option scheme, Geoworks has agreed to provide a loan at the time of closing of the Offer to each such holder of the exercise price payable to Eden on exercise of such options, and Geoworks will be authorised to repay immediately such loans by set off against the Consideration Shares that would otherwise have been issued to such holders such number of shares as is equal in value to the amount required to repay the loan from Geoworks to such holder. The Offer is also made to other holders of Eden Options, comprising 3i Group plc (2,000 shares) and Henry Cooke Lumsden (London) Limited (24,390 shares), in respect of the shares arising upon exercise of such options.

6 Geoworks proposes to acquire the entire Ordinary Share capital of Eden in exchange for the issue of shares of Common Stock in the capital of Geoworks to Eden shareholders. Assuming the completion of the proposed transaction, Eden will become a subsidiary of Geoworks, and the current shareholders and optionholders of Eden will become shareholders of Geoworks. Thereafter, the shareholders and optionholders of Eden will no longer have any equity interest in, or rights with regard to, Eden, its operations or its assets, except through their ownership of Geoworks Common Stock, such rights being assigned to Geoworks by acceptance of the Offer.

7 THE CONSIDERATION SHARES ARE BEING ISSUED IN RELIANCE ON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF UNITED STATES FEDERAL SECURITIES LAWS FOR ISSUANCES TO NON-U.S. PERSONS IN A TRANSACTION OUTSIDE THE UNITED STATES. THE CONSIDERATION SHARES MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM. THIS RESTRICTION WOULD ALSO BAR SALES ON THE NASDAQ NATIONAL MARKET. HOWEVER, GEOWORKS HAS AGREED TO FILE A REGISTRATION STATEMENT COVERING THE RESALE OF THE CONSIDERATION SHARES TO U.S. PERSONS PROMPTLY FOLLOWING THE CLOSING DATE. UPON

          EFFECTIVENESS OF SUCH REGISTRATION STATEMENT, AND FOR SO LONG AS IT REMAINS EFFECTIVE, THE CONSIDERATION SHARES MAY BE RESOLD IN THE UNITED STATES, SUBJECT TO CERTAIN RIGHTS OF GEOWORKS TO SUSPEND SALES UNDER THE REGISTRATION STATEMENT AT CERTAIN TIMES.

8 The acquisition of the Ordinary Shares is conditional upon, among other things, the acceptance of the Offer by shareholders of Eden holding at least 90 per cent. of the Ordinary Shares, or such lesser proportion as Geoworks may accept. As at the date hereof, directors and other shareholders of Eden holding in the aggregate approximately
          86.5 per cent. of the Ordinary Shares have irrevocably agreed to accept the Offer and to vote in favour of the Special Resolution to enable the Offer to be accepted in accordance with its terms and conditions. Common Stock of Geoworks will be issued to accepting Eden shareholders as soon as reasonably practicable thereafter in accordance with the terms of acceptance set out in the Offer.

9 The Offer does not constitute an offer of securities to any person other than the recipient whose name appears on the cover of this document. No person, other than such recipient, receiving a copy of this document may treat the same as constituting an offer to purchase. No form of acceptance or purchase agreement will be accepted other than from such recipient. It is the responsibility of any person wishing to accept the Offer to satisfy himself as to full observance of the laws of any relevant territory in connection with any such purchase, including obtaining any required governmental or other consents or observing any other applicable formalities.

          THE ATTENTION OF OFFEREES IS DRAWN IN PARTICULAR TO THE RISK FACTORS SET OUT ON PAGES 27 TO 32.

                                OFFER TIMETABLE



          EVENT                                                   DATE
1         Offer document issued                                   12 February 1997

2         Latest proxy return date for extraordinary general      3.00 pm, 12 March 1997
          meeting

3         Closing date                                            the Initial Closing Date for the Offer, being
                                                                  such date as Geoworks may determine and
                                                                  announce for the initial closing of the Offer

4         Extraordinary general meeting                           3.00 pm on 14 March 1997, or 3.00 pm on 24
                                                                  February 1997 (or such other date as may be
                                                                  determined) upon and subject to the appropriate
                                                                  number of Eden shareholders giving consent in
                                                                  writing to holding the meeting at short notice

5         Final Closing Date                                      the close of business on 14 March 1997, or such
                                                                  later date and time as Geoworks may announce

6         Date upon which it is expected Consideration Shares     See paragraph 3 of Appendix I on page 35
          may first be traded

          GEOWORKS INTENDS TO DECLARE THE OFFER UNCONDITIONAL AS SOON AS PRACTICABLE FOLLOWING THE RECEIPT OF ACCEPTANCES FROM THE HOLDERS OF NOT LESS THAN 90 PER CENT. OF THE EDEN ORDINARY SHARES AND THE PASSING OF THE RESOLUTION AT THE EXTRAORDINARY GENERAL MEETING.

          THE OFFER WILL REMAIN OPEN FOR ACCEPTANCE BY ALL SHAREHOLDERS OF EDEN UNTIL THE CLOSE OF BUSINESS ON 14 MARCH 1997, OR SUCH LATER DATE AS GEOWORKS MAY DETERMINE AND ANNOUNCE.

          YOUR ATTENTION IS DRAWN TO THE TEXT OF THIS DOCUMENT FROM WHICH THE ABOVE INFORMATION IS DERIVED AND SHAREHOLDERS ARE STRONGLY RECOMMENDED TO READ THIS SUMMARY TOGETHER WITH THE FULL TEXT OF THIS DOCUMENT AS A WHOLE, AND PARTICULARLY THE DISCUSSION OF RISK FACTORS ON PAGES 27 TO 32.

                               EDEN GROUP LIMITED
                       (Registered in England No 2357515)

          Directors:                                                           Registered Office:
          D E J Crisp                                                          Beechfield House
          E Cheng                                                              Lyme Green Business Park
          A Jenkins                                                            Macclesfield
          D L Stevens                                                          Cheshire
          D P Taylor                                                           SK11 0JP
          N J Teasdale

          12 February 1997

          To all the shareholders of Eden Group Limited, including those who will be issued with shares on capitalisation of loans, and to the holders of options to subscribe for Eden Ordinary Shares.

          Dear Shareholder

          It was announced on 12 February 1997 that Geoworks proposed to make an offer for the entire issued share capital of Eden. This letter sets out the background to the Offer and explains why your board, which has been so advised by Henry Cooke Corporate Finance Ltd, considers the terms of the Offer to be fair and reasonable and is unanimously recommending acceptance of the Offer.

          THE OFFER

          The offer by Geoworks, which is subject to the conditions and further terms set out in this document, is made on the following basis:

                    0.8673 SHARES OF COMMON STOCK OF NO PAR VALUE IN THE
                      CAPITAL OF GEOWORKS FOR EACH ORDINARY SHARE IN EDEN

          and so in proportion for any other number of Ordinary Shares in Eden held.

          On the basis set out in paragraph 9.1 on page 20, the Offer values each Ordinary Share in Eden at approximately L.12.72. There has been no market in the Ordinary Shares in Eden. The last issue of Ordinary Shares by Eden, other than in respect of the exercise of options, was at L.4.10 per Ordinary Share in May 1996. The Offer values the entire issued Ordinary Share capital, as enlarged by the proposed exercise of all share options to subscribe for Ordinary Shares in Eden and by the proposed capitalisation of shareholder loans, at approximately L.19.1 million.

          Of the Consideration Shares issued by Geoworks 65,213 of those to which the Warrantors are entitled will be held in an escrow account against any claim by Geoworks for breaches under the Warranty and Covenant Agreement. Such shares will be provided from the Consideration Shares allocated to the Warrantors only. The escrow arrangement terminates on 31 December 1997, when the remaining shares of Common Stock (if any) will be distributed to the Warrantors.

          The rights of shareholders in Geoworks will be governed by the Geoworks Articles of Incorporation and Bylaws, the Declaration of Registration Rights, the laws of the State of California and Federal securities laws.

          Further details of the Offer are given in a letter from Geoworks as set out on pages 14 to 33 of this document. The letter explains the procedure for acceptance and gives background information on both Geoworks and Eden.

          BACKGROUND

          Eden has developed a real-time operating system, referred to as Eden OS. Eden OS version 1.0 was completed in late 1995. It is a powerful, modular operating system, capable of being used in a wide variety of computing and communications products. Funds raised in the private placing in May 1996 have been used to further develop Eden OS and in the commercialisation of this technology. As set out in the directors' report and accounts for the year ended 30 June 1996, significant progress has been made in progressing these objectives. In particular, Eden OS version 2.0 was launched in September 1996. Progress has been made in advancing negotiations with several significant potential customers.

          Geoworks has developed a similar technology, producing operating systems for consumer computing devices. In particular, Geoworks has licensed its technology to Nokia for use in the Nokia 9000 smart digital mobile telephone. Geoworks has also licensed its technology to several other very significant corporations. Geoworks is incorporated in the State of California in the United States, and its Common Stock is quoted on the Nasdaq National Market.

          The directors of Eden believe that the Offer, made to conclude a merger between Geoworks and Eden, will afford the best opportunity for Eden's technology to be successfully commercialised, taking into account the prospects for Eden as an independent company. Eden OS has significant technical strengths and Eden has important relationships with customers and potential customers, and physical presence in key geographical markets. Geoworks has greater financial and operational resources, and greater representation in the smart digital mobile telephone market.

          The directors of Eden believe that the Offer will be beneficial to both parties and has a strong rationale based on the compatibility of the two businesses. In particular, the combination will bring together complementary technologies and will support a broader product range licensed to a larger customer base. The directors of Eden believe that the combination will be facilitated by Geoworks' similar corporate culture and vision and that the strength of the Enlarged Group will enable it to compete more effectively in a rapidly changing market.

          The directors of Eden further believe that the Offer is an opportunity for the shareholders of Eden to gain liquidity by obtaining stock traded on a major stock exchange.

          RISK FACTORS

          In common with an investment in the shares of any high technology company, including Eden, an investment in the Common Stock of Geoworks being offered to Eden shareholders involves a high degree of risk and your attention is drawn to the risk factors set out on pages 27 to 32. The market price of the Common Stock of Geoworks has experienced significant volatility and may continue to experience volatility in the future. As more fully set forth in the section on risk factors variations in actual or anticipated quarterly operating results, changes in earnings estimates by analysts, market conditions and the industry, announcements by competitors, regulatory actions and general economic conditions may each have a significant effect on the market price of the Common Stock of Geoworks. In addition, shareholders in Eden should have regard to the market valuation of the Common Stock of Geoworks relative to its historical revenues, operating results and net assets. The Eden directors believe that the market valuation reflects, among other things, investors' assumptions as to future growth in Geoworks' revenues and profitability that may or may not be achievable. The Common Stock, while traded on the Nasdaq National Market in the United States, is not listed on the London Stock Exchange or any other stock exchange. The Common Stock is traded in United States dollars and investors domiciled in other jurisdictions may be exposed to currency translation risks.

          MANAGEMENT AND EMPLOYEES

          Once the Offer becomes, or is declared, unconditional in all respects, Geoworks will acquire all of the issued share capital of Eden. The Geoworks board has confirmed that the existing employment rights, including pension rights, of the management and employees of Eden will be fully safeguarded and has confirmed that it is the intention of Geoworks to develop the Eden business as an important part of the Enlarged Group. It is intended that Eden will continue to operate from its existing premises in Cheshire, England and will become the European product development and sales support centre for the Enlarged Group.

          It is intended, upon the Offer becoming, or being declared, unconditional in all respects, that David Crisp, Managing Director of Eden, will become European General Manager of Geoworks and a member of the Geoworks executive staff. Following completion of this transaction, the non-executive directors of Eden, including myself, will resign; the executive directors of Eden, other than David Crisp, will resign as directors whilst continuing to perform similar roles as employees. It is presently proposed that Messrs Crisp, Jenkins and Stevens should be offered revised terms of employment, including increases in remuneration and notice periods, commensurate with increased responsibilities following the Offer becoming unconditional. Precise terms have not yet been agreed.

          Shares of Common Stock of Geoworks to be issued to Affiliates will be subject to certain sale restrictions as set out in paragraph 3 of the letter from Geoworks.

          EDEN OPTIONS

          It has been agreed that all Eden Employee Options to subscribe for Ordinary Shares of Eden will be exercised, and the resulting shares are subject to the Offer. In the absence of such exercise pursuant to the applicable Eden Employee Option scheme, Geoworks has agreed to fund by way of loan at the time of closing of the Offer the exercise price payable by optionholders who are employees of Eden and this loan will be repaid immediately on completion of the Offer, by reducing the Consideration Shares otherwise due to such option holders.

          PREFERENCE SHARES

          Geoworks has agreed, conditionally upon Completion of the Offer, to acquire all of the issued Preference Shares in the capital of Eden for an aggregate price of L.100 (fair value) payable in cash on completion of the Offer.

          REDEMPTION OF LOANS

          On completion of the Offer, the Shareholder Loans to Eden from 3i Group plc and Acer will be capitalised as 97,832 Ordinary Shares in the capital of Eden which will also be the subject of the Offer and sold to Geoworks at the Exchange Ratio. Upon capitalisation of the Shareholder Loans, the options granted to 3i and Acer, which vest in the event of default by Eden in the repayment of these loans, will lapse, and the security granted by Eden in respect of the Shareholder Loans will be released.

          EXTRAORDINARY GENERAL MEETING

          Attached to this document is a notice of an Extraordinary General Meeting of Eden at which a special resolution will be proposed to increase the share capital of Eden and authorise the issue of the Ordinary Shares required to be issued by way of capitalisation of the Shareholder Loans, and to amend the Articles of Association of Eden, inter alia, to enable the Offer to be accepted in accordance with its terms, by varying the pre-emption provisions applicable to the transfer of Ordinary Shares. This Extraordinary General Meeting has been convened to be held at 3.00pm on 14 March 1997. If holders of over 95 per cent of the Ordinary Shares of Eden, who represent a majority in number of shareholders entitled to vote at the meeting, give their consent to this meeting being held on short notice, the meeting will be held at 3.00pm on Monday, 24 February 1997 (or such other date as may be determined). At the date of this document the requisite authority for short notice for this Extraordinary General Meeting has been given by the holders of 85.6 per cent of the Ordinary Shares of Eden.

          IRREVOCABLE UNDERTAKINGS

          All the directors of Eden, including myself, who beneficially hold a total of 163,645 Ordinary Shares in the capital of Eden (representing approximately 10.9 per cent. of the issued, and to be issued, Ordinary Share capital of Eden) have irrevocably undertaken to accept the Offer and to vote in favour of the resolution to be proposed at the Extraordinary General Meeting. In addition, certain other holders of the Ordinary Shares in Eden together holding 1,137,936 Ordinary Shares being approximately 75.6 per cent. of the issued, and to be issued, Ordinary Share capital of Eden) have irrevocably undertaken to accept the Offer and to vote in favour of the resolution to be proposed at the Extraordinary General Meeting.

          ADDITIONAL INFORMATION

          Your attention is drawn to the contents of the remainder of this document. In particular, shareholders in Eden should note paragraph 10 of the letter from Geoworks headed "Taxation" and paragraph 3 of Appendix I of this document headed "Restrictions on Transfer of Consideration Shares".

          ACTION TO BE TAKEN

          Your attention is drawn to paragraph 19 of the Offer and the accompanying Form of Acceptance which sets out the procedure for accepting the Offer. To accept the Offer, you should complete and return the Form of Acceptance in accordance with the instructions printed thereon so as to be received as soon as possible. Subject to all the conditions to the Offer being satisfied and consent being obtained to the Extraordinary General Meeting being held at short notice, GEOWORKS INTENDS TO DECLARE THE OFFER UNCONDITIONAL AS SOON AS PRACTICABLE AFTER THE CONCLUSION OF THE EGM. ACCORDINGLY THE EARLIEST CLOSING DATE OF THE OFFER IS 24 FEBRUARY 1997. THE LAST CLOSING DATE IS 14 MARCH 1997 UNLESS EXTENDED BY GEOWORKS PRIOR TO THAT DATE.

          Forms of Proxy are enclosed for use by shareholders in connection with the Extraordinary General Meeting and should be completed, signed and returned to the registered office of Eden TO ARRIVE AS SOON AS POSSIBLE, AND IN ANY EVENT, NOT LATER THAN 3.00PM ON 12 MARCH 1997. The completion and return of the Form of Proxy will not preclude you from attending and voting at the meeting in person should you so wish.

          RECOMMENDATION

          THE DIRECTORS OF EDEN, WHO HAVE BEEN SO ADVISED BY HENRY COOKE CORPORATE FINANCE LTD, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND, ACCORDINGLY, THE DIRECTORS UNANIMOUSLY RECOMMEND ALL ORDINARY SHAREHOLDERS IN EDEN TO ACCEPT THE OFFER AND TO VOTE IN FAVOUR OF THE RESOLUTION TO BE PROPOSED AT THE EXTRAORDINARY GENERAL MEETING OF EDEN CONVENED BY THE NOTICE SET OUT IN APPENDIX V TO THIS DOCUMENT, AS THEY HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR OWN ORDINARY SHARES, AMOUNTING IN AGGREGATE TO 163,645 ORDINARY SHARES (REPRESENTING APPROXIMATELY 10.9 PER CENT OF THE ISSUED AND TO BE ISSUED ORDINARY SHARE CAPITAL OF EDEN).

          In common with an investment in shares of any high technology company, including Eden, an investment in the Common Stock of Geoworks involves a high degree of risk. Shareholders in Eden should have regard to the factors referred to under "Risk Factors" above and on pages 27 to 32 when making decisions with respect to the Common Stock of Geoworks.

          In providing advice to the directors of Eden, Henry Cooke Corporate Finance Ltd has taken into account the Eden directors' commercial assessments.

          Yours sincerely



          Dennis Taylor

          Chairman

                                    GEOWORKS
                      (a corporation established under the
                         California Corporations Code)

          Directors:                                                                    Principal Office:
          Brian P. Dougherty, Chairman of the Board                                     960 Atlantic Avenue
          Gordon E. Mayer                                                               Alameda,
          Clive G. Smith                                                                California 94501
          Bruce W. Dunlevie                                                             USA
          Reijo Paajanen
          Eric E. Schmidt
          R. Duff Thompson

          12 February 1997

          To all the shareholders of Eden Group Limited, including those who will be issued with shares on capitalisation of loans, and to the holders of options to subscribe for Eden Ordinary Shares.

          Dear Sir or Madam

          RECOMMENDED OFFER BY GEOWORKS

1         INTRODUCTION

1.1 As stated in your Chairman's letter of today's date, agreement has been reached between your directors and Geoworks for Geoworks to make an offer to acquire the whole of the issued Ordinary Share capital of Eden in consideration of the issue of a total of 1,304,250 shares of Common Stock of no par value in Geoworks (for details of which see Appendix I).

1.2 This document, which is issued to all the shareholders of Eden registered on the register of members as at 12 February 1997, and to optionholders, and to those to whom Eden shares will be issued on capitalisation of loans, sets out the terms of the Offer.

1.3 Your attention is drawn to the notice of an Extraordinary General Meeting of Eden, set out in Appendix V to this document, which has been called for 14 March 1997 or earlier if the necessary consents are obtained - see paragraph 8.1 - for the purpose of passing a special resolution to adopt new articles of association of Eden and deal with other matters so as to enable the sale of shares pursuant to the Offer to be completed.

1.4 You will see from the letter from Dennis P Taylor, Chairman of Eden which appears on pages 9 to 13 and forms part of this document, that the directors of Eden consider the terms of the Offer to be fair and reasonable and that the Directors, who have been so advised by Henry Cooke Corporate Finance Ltd, unanimously recommend you to accept the Offer and, to vote in favour of the special resolution set out in the notice of Extraordinary General Meeting.

1.5 All the directors of Eden, who beneficially hold a total of 163,645 Ordinary Shares in the capital of Eden (representing approximately
          10.9 per cent of the issued and to be issued Ordinary Share capital of Eden) have irrevocably undertaken to accept the Offer and to vote in favour of the special resolution to be proposed at the Extraordinary General Meeting. In addition, certain other holders of Ordinary Shares in Eden together holding 1,137,936 Ordinary Shares (representing approximately 75.6 per cent of the issued and to be issued Ordinary Share capital of Eden) have irrevocably undertaken to accept the Offer and to vote in favour of the special resolution to be proposed at the Extraordinary General Meeting.

2         TERMS OF THE OFFER

2.1 Geoworks as principal hereby offers to acquire the entire issued Ordinary Share capital of Eden upon the following principal terms and the other terms and conditions set out in the Offer and the form of acceptance enclosed in Appendix VI:



                   FOR EACH ORDINARY SHARE, 0.8673 SHARES OF
            COMMON STOCK OF NO PAR VALUE IN THE CAPITAL OF GEOWORKS

2.2 The Ordinary Shares are to be acquired free from all claims, liens, charges and encumbrances and together with all rights now or hereafter attaching thereto, including the right to receive all dividends and other distributions (if any) declared, made or paid after the Closing date and signature of the enclosed form of acceptance will constitute warranties by the accepting shareholder to that effect in respect of the Ordinary Shares for which the Offer is accepted.

2.3 Where holders of Ordinary Shares in Eden would become entitled to a fraction of a share of Common Stock in Geoworks, such fractions will be rounded down to the nearest whole number.

2.4 Upon acceptance of the Offer each holder of Ordinary Shares will be issued approximately 0.8673 shares of Common Stock each in the share capital of Geoworks in return for each Ordinary Share held. The Exchange Ratio is based upon the entire issued Ordinary Share capital of Eden comprising 1,228,005 issued Ordinary Shares as at 12 February 1997 and the aggregate number of Ordinary Shares to be subscribed upon exercise of Eden Options and capitalisation of Shareholder Loans, comprising a further 275,872 Ordinary Shares. If between such date and Closing, the number of Ordinary Shares in issue or subject to option otherwise changes, the Exchange Ratio shall be adjusted accordingly, save that the aggregate number of Consideration Shares to be issued to shareholders and optionholders of Eden shall not exceed 1,304,250.

          PLEASE NOTE THAT THE OFFER IS FOR ALL YOUR ORDINARY SHARES AND CANNOT BE ACCEPTED FOR ONLY SOME OF YOUR ORDINARY SHARES.

2.5 The Escrow Amount will be deposited with the Escrow Agent to be held as an escrow fund which shall be available to compensate Geoworks in connection with breaches of any of the representations, warranties, covenants, undertakings and indemnities set out in the Warranty and Covenant Agreement. The obligations of the Warrantors for losses suffered by Geoworks for such breaches shall be limited to each Warrantor's pro rata share of the Escrow Amount and further limitations set out in the Warranty and Covenant Agreement, including the following:

          (a) claims may only be brought once the aggregate value of claims has exceeded L.150,000 whereupon the whole of the claims and not just the excess may be recovered;

          (b) the time limit for all claims other than those relating to intellectual property is the date of publication by Geoworks of its accounts for the period ending 31 March 1997; and

          (c) the time limit for claims relating to intellectual property is 31 December 1997.

          Copies of the Warranty and Covenant Agreement and Escrow Agreement are available for inspection, as indicated in paragraph 18 below.

2.6 As a condition to the Offer, Geoworks, acting as principal, has agreed to acquire all the Preference Shares, conditionally upon completion of the Offer, in consideration of the payment by Geoworks to the holders of the Preference Shares of L.100 (fair value) in aggregate in cash. The terms of the Preference Share Agreement provide that the sale of the Preference Shares will become unconditional and be completed upon Closing.

2.7 Geoworks has agreed with each holder of Eden Employee Options that, conditionally upon the making of the Offer by Geoworks, such optionholders may exercise their options in full pursuant to the relevant Eden Employee Option scheme and sell the resulting Ordinary Shares to Geoworks on the terms of the Offer. In the absence of such exercise pursuant to the applicable Eden Employee Option scheme, Geoworks has agreed to provide a loan at the time of closing of the Offer to each such holder of the exercise price payable to Eden on exercise of such options, and Geoworks will be authorised to repay immediately such loans by set off against the Consideration Shares that would otherwise have been issued to such holders of such number of Consideration Shares as is equal in value to the amount required to repay the loan from Geoworks to such holder.

2.8 It has been agreed with 3i Group plc and Acer that upon Completion of the Offer the Shareholder Loans and accrued unpaid interest thereon due to 3i Group plc and Acer from Eden will be capitalised in full by the issue of 97,832 new Ordinary Shares in the capital of Eden which will also be the subject of the Offer at the Offer price, and that the security granted by Eden and its subsidiaries in respect of such Shareholder Loans will be released on Completion.

2.9 Each Eden shareholder who accepts the Offer will also be required, unless Geoworks expressly agrees otherwise in writing, pursuant to the Acceptance Form, inter alia:

          (a) to confirm that at and immediately after Completion nothing is owing nor are there any outstanding claims between each of Eden and its group companies on the one hand and each accepting shareholder on the other hand, and to the extent that there are possible claims, then such claims are waived;

          (b) to appoint any executive officer of Geoworks as the attorney of each accepting shareholder authorised to execute various documents in connection with the transfer of such shareholder's Ordinary Shares pursuant to the Offer;

          (c) to authorise such attorney to complete various documentation including a form of proxy and consent to short notice in connection with the Extraordinary General Meeting of Eden; and

          (d) to give certain covenants necessary to ensure compliance with U.S. securities laws.

          In addition, the Eden shareholders, who constitute "Affiliates" of Eden, are required to make certain covenants in Affiliates Agreements necessary to ensure that Geoworks will be able to account for the business combination effected by the purchase of Eden Ordinary Shares as a pooling of interests.

3         SUMMARY OF THE RIGHTS ATTACHING TO THE CONSIDERATION SHARES

3.1 The Consideration Shares to be issued under the Offer will be credited as fully paid and will rank pari passu with all other shares of Common Stock in the capital of Geoworks.

3.2 The Consideration Shares are being issued in reliance on an exemption from the registration requirements of United States federal securities laws for issuances to non-U.S. persons in a transaction outside the United States. The Consideration Shares may not be resold, pledged or otherwise transferred in the United States or to a U.S. person in the absence of such registration or an exemption therefrom. This restriction would also bar sales on the Nasdaq National Market. However, Geoworks has agreed to file a registration statement covering the resale of the Consideration Shares to U.S. persons promptly following the Closing Date. Upon effectiveness of such registration statement, and for so long as it remains effective, the Consideration Shares may be resold in the United States, subject to certain rights of Geoworks to suspend sales under the registration statement at certain times.

3.3 For more detailed information on the Consideration Shares and Geoworks' obligations to register the resale of such shares, please refer to Appendix I and the charter documents set out therein, Appendix IV showing changes in the rights of Eden shareholders and the Declaration of Registration Rights.

3.4 As at the Closing Date, the Articles of Incorporation and Bylaws of Geoworks will be substantially in the form set out in Appendix I, and will also be available for inspection, as contemplated by paragraph 18 below. Geoworks undertakes not to alter, amend, delete, substitute or add to its Articles of Incorporation and Bylaws until the earlier of (a) the Offer becoming, or being declared, unconditional in all respects and the Consideration Shares being issued or (b) the Offer lapsing.

4         CONDITIONS OF THE OFFER

4.1       The Offer is subject to the following conditions:

          (a) valid acceptances being received by not later than the close of business on 14 March 1997, or such other date(s) as Geoworks may determine, (as described in this document Geoworks intends to declare the Offer unconditional as soon as practicable) in respect of not less than 1,353,490 Ordinary Shares representing 90% in nominal value of the Ordinary Shares, or such lesser percentage or amount as Geoworks may determine;

          (b) the holders of the Preference Shares having agreed, conditionally upon Closing and otherwise upon terms satisfactory to Geoworks, to sell the Preference Shares to Geoworks for an aggregate consideration of L.100.00;

          (c) the passing at an Extraordinary General Meeting of Eden of the special resolution set out in the notice of Extraordinary General Meeting contained in Appendix V, to adopt new articles of association of Eden to enable the acquisition of the Shares of Geoworks to be completed pursuant to the Offer;

          (d) performance of all the obligations set out in clauses 3 and 4 of the Warranty and Covenant Agreement on the part of the Eden shareholders who are party to that agreement, and there having been no material breach of any of the representations, warranties, covenants or undertakings under that agreement;

          (e) each of the holders of options to subscribe for Eden Ordinary Shares having agreed pursuant to an option exercise agreement on terms satisfactory to Geoworks to exercise their options conditionally upon completion of the Offer and upon such exercise becoming unconditional to sell the resulting Ordinary Shares to Geoworks on the terms of the Offer in return for the issue, by Geoworks of Consideration Shares;

          (f) no law, order or injunction restraining Geoworks acquisition or ownership of the Ordinary Shares and the Preference Shares;

          (g) there being no material adverse change to the business or prospects of Eden prior to Closing;

          (h) the receipt by Geoworks of a letter from Ernst & Young LLP regarding such firm's concurrence with Geoworks management's conclusions as to the appropriateness of pooling of interest accounting for the business combination effected by Geoworks' acquisition of Eden shares under United States' Accounting Principles Board Opinion No. 16;

          (i) each Affiliate of Eden having delivered to Geoworks an executed Affiliate Agreement satisfactory to Geoworks which shall be in full force and effect; and

          (j) all applicable consents, permissions, approvals or similar authorities from any person required to enable the Offer to proceed in the manner contemplated by this document and the Warranty and Covenant Agreement having been received or obtained to Geoworks' satisfaction.

4.2 Further detailed terms and conditions of the Offer are contained in paragraph 14 of this letter.

5         WAIVER OF TERMS AND CONDITIONS

          At the discretion of Geoworks any of the terms and conditions set out in paragraphs (a) to (j) of paragraph 4.1 of this Offer may be waived by Geoworks in whole or in part.

6         CIRCUMSTANCES IN WHICH THE OFFER WILL LAPSE

          The Offer will be open for acceptance by every Eden shareholder until 14 March 1997. If the conditions set out in this Offer have not been fulfilled or waived by Geoworks on or before the close of business on 14 March 1997 the Offer will lapse unless extended by Geoworks before then.

7         PROVISIONS AFFECTING PARTICULAR SHAREHOLDERS

          Management and employees

7.1 The aggregate number of Ordinary Shares in Eden which are under option in favour of management and employees is 151,650. Each of the employees of Eden holding Eden Employee Options has executed an option exercise agreement, as referred to in paragraph 4.1(e) above. A list of all the optionholders and their respective options appears as Appendix III.

7.2 The Warrantors (together holding 8.4% of the Ordinary Shares) and Geoworks have executed the Warranty and Covenant Agreement, which is available for inspection in accordance with paragraph 18 of this document; and the principal terms of which include provisions:

          (a)       for Geoworks to make the Offer;

          (b) for the Warrantors and certain other Eden shareholders to irrevocably accept the Offer unless it lapses;

          (c) for Geoworks to have the right to consent to certain actions by Eden during the period from the date of the Offer to Completion or any earlier termination of the agreement;

          (d) for representations, warranties, undertakings, covenants and indemnities being given by the Warrantors in favour of Geoworks concerning, inter alia, the accounts, financial condition, material agreements, and intellectual property of Eden and the absence of litigation, breach of which may give Geoworks rights to claim the Escrow Amount held under the Escrow Agreement with the effect that the Warrantors' Escrow Amount will be the subject of any claims thereunder; and

          (e) for the board of directors of Eden after Completion to comprise Gordon Mayer, Jordan Breslow and David Crisp.

7.3 Geoworks has adopted a supplemental stock option plan for the benefit of Eden employees after Completion enabling the grant of options to purchase up to 500,000 shares of Geoworks common stock. Geoworks currently expects to issue, subject to the approval of its Board of Directors, options to purchase an aggregate of approximately 351,000 shares of its Common Stock to individuals who continue as employees following the Final Closing Date. Of such options, Geoworks currently expects to issue to Messrs Crisp, Jenkins and Stevens options to purchase 50,000, 40,000 and 20,000 shares of Common Stock, respectively. The remainder are reserved for stock options to be issued to existing and new United Kingdom employees, in the discretion of the Geoworks Board.

          3i Group plc and Acer

7.4 3i Group plc and Acer have agreed with Eden and Geoworks that the Shareholder Loans will upon Completion be capitalised and the new Ordinary Shares arising will be the subject of the Offer, as summarised in paragraph 2.8 above.

7.5 As described in paragraph 2.6 above, Geoworks has agreed to acquire the Preference Shares held by 3i upon Completion.

8         EXTRAORDINARY GENERAL MEETING

8.1 The directors of Eden have convened an Extraordinary General Meeting to take place on 14 March 1997 at 3.00pm (or earlier if the required consents to short notice are obtained) to, inter alia, adopt new articles of association of Eden to enable the acquisition of the Ordinary Shares to be completed pursuant to the Offer and to increase the authorised share capital of Eden and authorise the issue of 97,832 Ordinary Shares to 3i Group plc and Acer by way of capitalisation of their Shareholder Loans, referred to in paragraph
          2.8 above.

8.2 Subject to obtaining consents (contained in the Acceptance Form) from shareholders being a majority in number and holding at least 95 per cent. in nominal amount of Eden's Ordinary Share capital, such meeting will be held at 3.00pm on 24 February 1997.

8.3       Notice of the meeting is set out in Appendix V to this document.

9         FINANCIAL EFFECTS OF ACCEPTANCE

9.1 By way of example, a holder (other than the Warrantors) of 1,000 Ordinary Shares in Eden who accepts the Offer will receive, if the Offer becomes unconditional, 867 shares of Geoworks Common Stock.

          The table below shows, for illustrative purposes only, the effect upon capital value of the Offer for a holder of 1,000 Ordinary Shares who accepts the Offer, if the Offer becomes or is declared unconditional in all respects, on the basis and assumptions set out below:



                                                                                            NOTES
                        Value of 1,000 Eden Ordinary Shares at valuation at latest          (i)        L.4,100.00

                        issue (other than in respect of the exercise of options)

                        Market value of 867 shares of Common Stock in Geoworks              (ii)       L.12,713.86
                        Increase in capital value                                                      L.8,613.86
                        This represents a percentage increase of                                       210.09%

          Notes:

          (i) Valuation of L.4.10 per share in private placing of May 1996. There has been no market in the Eden Ordinary Shares.

          (ii) Based upon US$23.80 being the average middle market closing price of Geoworks shares of Common Stock on the Nasdaq National Market for the 30 trading days ended on 7 February 1997, and at closing sterling - US dollar exchange rate on Friday 7 February 1997. For information, the actual middle market closing price on 7 February 1997 was US$22.75.

9.2 By way of example, an employee of Eden holding Eden Employee Options over 1,000 Ordinary Shares who accepts the loan from Geoworks would, upon the set off of Consideration Shares to be made by Geoworks in satisfaction of such loan, receive 745 shares of Geoworks Common Stock. See paragraph 2.7 for further details of such loan and the set off.

9.3 The effects of acceptance as shown above do not take account of the incidence of taxation, and your attention is drawn in particular to paragraph 10.

          Income

9.4 It is not currently proposed that any dividends will be declared in respect of shares of Geoworks Common Stock in the foreseeable future. No dividends have ever been declared or paid on Eden Ordinary Shares.

          Liquidity

9.5 The Consideration Shares being issued to Eden shareholders will not be registered in reliance on an exemption from the registration requirements of the United States federal securities laws provided by Regulation S of the Securities Act for issuances to non-U.S. persons in transactions outside the United States. Geoworks reliance on this exemption is based in part upon the representations being made by Eden shareholders in the Acceptance Form. Securities issued pursuant to an exemption from the registration requirements may not be resold in the United States or to a U.S. Person unless the resale is subsequently registered or another exemption is available. This restriction would also bar sales on the Nasdaq National Market.
          While it is widely believed that shares issued under Regulation S may be resold in the United States or to a U.S. person if held for a period of at least 40 days, Geoworks understands that the United States Securities and Exchange Commission (the "Commission") is currently reviewing Regulation S and there is considerable possibility that the Commission will conclude that shares issued pursuant to Regulation S should be subject to the restrictions on resale imposed by Rule 144 of the Securities Act. Such an interpretation by the Commission would, in effect, lengthen the holding period for Eden shareholders receiving Geoworks Common Stock from 40 days to two years and impose additional restrictions on resale relating to volume, manner of sale, notice and the availability of current public information.

9.6 In the light of the foregoing uncertainty, Geoworks has agreed, subject to certain conditions, to use its best efforts promptly upon consummation of the Offer to file a registration statement on Form S-3 covering the resale of the Consideration Shares. Upon effectiveness of such registration statement, and for so long as it remains effective, the Consideration Shares may be resold in the United States regardless of any Commission action regarding Regulation S. Geoworks has agreed to keep the registration statement effective for up to two years after Completion (or such shorter time as the Commission may permit resale of restricted securities under Rule 144).

9.7 All sales by Eden shareholders of Consideration Shares in the United States pursuant to the registration statement must be accompanied by delivery of a current prospectus meeting the requirements of the United States securities laws. Geoworks will provide each Eden shareholder with such a prospectus. Geoworks may be required to update the prospectus periodically to reflect changed information concerning Geoworks. In such case Geoworks will provide each Eden shareholder with an updated prospectus.

9.8 Notwithstanding the foregoing Geoworks may suspend the ability of Eden shareholders to sell Consideration Shares in the United States or to U.S. persons under the registration statement if the Geoworks Board of Directors determines in good faith that it would be significantly disadvantageous to Geoworks and its shareholders for Geoworks to update the prospectus because Geoworks would be required to disclose material non-public information that it would not otherwise be obligated to disclose at such time which disclosure would have a material adverse effect on the business or prospects of Geoworks. In such event, Geoworks will furnish to the Eden shareholders a certificate to such effect and the Eden shareholders will be required to suspend any disposition of Consideration Shares pursuant to the registration statement. Geoworks may exercise this right:

          (a) no more than twice during any twelve-month period for a period of up to sixty (60) days each; and

          (b) no more than four times during any twelve-month period for a period of up to twenty (20) days each if updating the prospectus would require Geoworks to report financial results less favourable than the consensus estimates of the major financial analysts following Geoworks' stock prior to the time Geoworks would normally report such results.

9.9 In addition, Geoworks reserves the right to withdraw the registration statement at such time as Geoworks determines that dispositions of Consideration Shares may be made by Eden shareholders in the United States without the need of the registration statement. In such case, Geoworks will instruct its transfer agent that such dispositions are permitted without restriction.

9.10 For more detailed information of Geoworks' obligations to register the resale of the Consideration Shares and the conditions of the Eden shareholders ability to effect such sales, please refer to the Declaration of Registration Rights attached as Appendix VII.

9.11 The foregoing does not deal with the ability of Eden shareholders to dispose of Consideration Shares to non-U.S. persons in transactions occurring outside the United States. Such transactions are generally outside of the ambit of United States securities laws, but may be subject to securities laws of other jurisdictions. Eden shareholders are urged to consult their own legal advisors regarding requirements of or limitations on any such transactions.

9.12 In addition to the restrictions on transferability imposed by United States' securities laws, Affiliates of Geoworks and Eden will be required to enter into agreements restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Geoworks Common Stock held by them to help ensure that the business combination effected by the Offer will be treated as a pooling of interests for accounting and financial reporting purposes. Under such Affiliate Agreements, shares of Geoworks Common Stock currently held by affiliates of Geoworks or issued to affiliates of Eden in connection with the Offer may not be transferred until after the second day after the day that Geoworks publicly announces financial results covering at least 30 days of combined operations of Geoworks and Eden.

10        TAXATION

          Set forth below is a general discussion of the principal tax considerations applicable to the holders of Ordinary Shares under the tax laws of the United Kingdom and the United States. This document does not deal with all of the tax consequences of the exchange of Ordinary Shares for shares of Common Stock ("the Exchange") that may be relevant to particular Eden shareholders in the light of their personal circumstances, such as persons who are neither resident nor ordinarily resident in the United Kingdom or the United States or shareholders who acquired their Ordinary Shares in a compensatory transaction or in their capacity as directors or employees of Eden.

          ALL SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM OF THE EXCHANGE, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND REGULATORY AND EXCHANGE CONTROLS OR ANY EQUIVALENT LOCAL LAWS.

          UK Taxation Considerations

          Taxation of capital gains

          The directors of Geoworks have been advised that, for holders of Ordinary Shares in Eden holding 5 per cent. or less of the issued ordinary share capital of Eden, the exchange of their existing shares in Eden for new shares of Common Stock of Geoworks will not give rise to a United Kingdom capital gains tax liability, but instead the new shares in Geoworks will be treated as the same asset as the shareholder's existing holding of Ordinary Shares and as if they were acquired at the same time and for the same cost as the existing holding was acquired.

          For holders of Ordinary Shares in Eden owning more than 5 per cent. of the issued ordinary share capital of Eden, a United Kingdom capital gains tax liability may arise (depending on the shareholder's individual circumstances) unless it can be shown that the share exchange has been carried out for bona fide commercial reasons and does not form part of any scheme or arrangements of which the main purpose, or one of the main purposes, is avoidance of liability to capital gains tax or corporation tax.

          Clearance has been obtained from the Inland Revenue that they accept that the share exchange will be carried out for bona fide commercial reasons and not as part of a tax-avoidance scheme or arrangement.

          A subsequent disposal of shares of Common Stock in Geoworks, depending on individual circumstances, may give rise to a liability to United Kingdom capital gains tax.

          US Federal Income Tax Considerations

          WITHHOLDING TAX

          Generally, dividends, if any, paid to a non-U.S. holder of Common Stock will be subject to United States federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Under the Income Tax Treaty currently in effect between the United States and the United Kingdom the rate of withholding on dividends paid by the Company is reduced to 15%.

          Under current U.S. Treasury regulations, dividends paid to an address outside the United States in a foreign country are presumed to be paid to a resident of such country for purposes of the withholding tax. Under current interpretation of U.S. Treasury regulations, the same presumption applies to determine the applicability of a reduced rate of withholding under a tax treaty. Under U.S. Treasury regulations that are proposed to be effective for distributions after 1997 (the "Proposed Regulations"), to claim the benefits of a tax treaty a non-U.S. holder of Common Stock would be required to satisfy applicable certification requirements. In addition, under the Proposed Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information. The Proposed Regulations also provide look-through rules for tiered partnerships. It is not certain whether, or in what form, the Proposed Regulations will be adopted as final regulations.

          If there is excess withholding on a person eligible for a treaty benefit, the person can file for a refund with the United States Internal Revenue Service.

          Geoworks does not currently intend to pay dividends on its Common
          Stock.

          GAIN ON DISPOSAL OF COMMON STOCK

          A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognised on a disposal of Common Stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposal and certain other conditions are met, or (iii) the non-U.S. holder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates.

          INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

          Generally, the Company must report to the U.S. Internal Revenue Service the amount of dividends paid, the name and address of the recipient and the amount, if any, of tax withheld. Dividends not subject to withholding tax may be subject to backup withholding if the non-U.S. holder is not an "exempt recipient" and fails to provide a tax identification number and other information to the Company. Under the Proposed Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. If the proceeds of a disposal of Common Stock are paid over by or through a United States office of a broker, the payment is subject to information reporting and possible backup withholding at a 31% rate unless the disposing holder certifies under penalties of perjury as to his name, address, and non-U.S. holder status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding requirement will not apply to a payment of disposal proceeds if the payment is made outside the United States through a non-United States office of a broker.

          Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained.

          FEDERAL ESTATE TAXES

          Common Stock held by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

          THE ABOVE PROVIDES ONLY A BRIEF AND GENERALISED SUMMARY OF THE TAX POSITION RELATING TO AN EXCHANGE OF EXISTING SHARES IN EDEN FOR NEW SHARES IN GEOWORKS, FOR WHICH NEITHER GEOWORKS NOR EDEN ACCEPT ANY LIABILITY. IF YOU ARE IN ANY DOUBT ABOUT YOUR TAXATION POSITION OR THE TAX IMPLICATIONS OF THE OFFER YOU SHOULD CONSULT YOUR OWN TAX ADVISER IMMEDIATELY.

11        INFORMATION REGARDING GEOWORKS AND EDEN

11.1 Geoworks develops and markets operating system and application software for the emerging market of mobile communications devices and electronic organisers, focusing principally on smart phones. Smart phones are next-generation, digital-cellular telephones that integrate voice and data transmission capabilities - including voice mail, e-mail, facsimile and Internet access to content and services - within one handheld device. Available within Europe since August 1996, smart phones are targeted for broad availability within Asia and the US in 1997.

          Geoworks' objective is to establish its GEOS system software as a leading operating system for this market in the near term, and to leverage this position by developing and marketing an array of products and services to the installed base of GEOS-based devices. In particular, through its Wireless Content and Services division, Geoworks is working with content providers, hardware vendors, and integrated service vendors to create a complete, end-to-end smart phone solution, delivering content and services to users of GEOS-based smart phones.

          To achieve these objectives, Geoworks has established OEM licensing relationships with a number of leading manufacturers, including Nokia, Ericsson Mobile Communications AB ("Ericsson"), NEC, Toshiba Corporation ("Toshiba"), Hewlett-Packard Company ("Hewlett- Packard") and Brother International Corporation ("Brother").

          Geoworks has also in the past developed products for America Online Incorporated ("America Online"), Casio Computer Company Limited ("Casio"), International Business Machines Corporation ("IBM"), Motorola Inc's EMBARC subsidiary ("Motorola") Canon Business Machines Inc. ("Canon") and Sharp Electronics Corporation ("Sharp"). In addition, Hewlett-Packard, Nokia, Novell, Inc. ("Novell") and Toshiba have made significant equity investments in Geoworks.

          Geoworks was incorporated under the laws of the State of California on September 27, 1983. Geoworks' principal offices are located at 960 Atlantic Avenue, Alameda, California 94501 USA.

          See Section 16 (Risk Factors) and Further Information relating to Geoworks in Appendix II.

11.2 Eden was founded by David Crisp in 1989. The management team consists of commercially and technically experienced staff from electronics and computer backgrounds. Eden's principal shareholders include 3i, Acer, and a number of private and institutional investors who financed the company in a private placing in May 1996.

          Eden is developing and is licensing powerful underlying software for the new, rapidly growing markets for compact consumer electronics and communications products. Eden has developed relationships with several manufacturers of consumer electronics and communications products. The company has already licensed its software to a number of such manufacturers, including Hitachi, which has launched a communicator product into the market. Other licensees are developing products and paying initial fees to Eden for the use of its software.

          Eden's software has a number of technical strengths - in particular; it has been developed for RISC processors, which are likely to be the preferred choice of hardware manufacturers in Eden's target markets; it is processor independent and can be made to run on different processors produced by different manufacturers; and EDEN OS has been developed as a set of independent modules, which allows software applications to be developed more easily whilst keeping hardware costs low and allowing flexibility for the manufacturers. Eden has, where appropriate, taken patents upon its intellectual property.

12        STATUS OF EDEN

          Upon Completion, Eden will be at least a 90 per cent. owned subsidiary of Geoworks and will continue business as such. Geoworks intends to proceed, as permitted under English company law, compulsorily to acquire any remaining shares of Eden not acquired by Geoworks pursuant to the Offer. Regardless of such proceedings, however, Geoworks will operate Eden as a controlled subsidiary from Completion.

13        ISSUE OF CONSIDERATION SHARES

13.1 No acknowledgement of receipt of documents will be issued but in the event of the Offer becoming, or being declared, unconditional in all respects and provided the form of acceptance and your share certificates and other documents of title (if any) are in order, a certificate in respect of the Consideration Shares will be posted or delivered in accordance with the authority contained in the Acceptance Form as soon as reasonably practicable after the Offer becomes or is declared unconditional in all respects or within five business days after the receipt of a valid acceptance (including all necessary documents of title or satisfactory indemnities for them), whichever is the later.

13.2 If the Offer lapses or does not become unconditional in all respects the completed acceptance form and share certificates and other documents of title (if any) will be returned to accepting shareholders by first class post or airmail (as appropriate) as soon as reasonably practicable after the lapse date.

13.3 ALL DOCUMENTS AND CERTIFICATES SENT BY OR TO SHAREHOLDERS OR THEIR AGENTS ARE SENT AT SHAREHOLDERS' OWN RISK.

14        FURTHER TERMS AND CONDITIONS

14.1 If the Offer becomes, or is declared, unconditional in all respects, it will remain open until further notice and Geoworks will give not less than 14 days' notice in writing to shareholders of it being closed.

14.2      The Offer will not be revised or increased.

14.3 The Offer will not be capable of becoming unconditional after the close of business on 14 March 1997 (or such later time and date as Geoworks may determine).

14.4 On, or as soon as is reasonably practicable after, the Business Day next following the day on which the Offer is due to expire, or as soon as reasonably practicable after the day on which the Offer becomes unconditional as to acceptances, Geoworks will notify shareholders by letter of the total number of shares (as nearly as practicable) for which acceptances of the Offer have been received. In computing the number of shares represented by acceptances there may be included for the above purposes acceptances not in all respects in order or which remain subject to verification. In any announcement of an extension of the Offer the next closing date for the Offer will be stated.

14.5 An acceptance of the Offer shall be irrevocable, so that once a shareholder has delivered a form of acceptance and authority in accordance with the provisions of this document, he or she will not be able to withdraw or alter it in any respect without the written consent of Geoworks (unless the Offer lapses).

14.6 If circumstances arise in which Geoworks is able compulsorily to acquire shares of any dissenting minority under Part XIIIA of the Companies Act 1985, Geoworks intends so to acquire those shares.

14.7 The form of acceptance (which includes an investment representation statement) and authority (including the instructions and notes thereon) shall be deemed to be an integral part of this document.

15        GOVERNING LAW

          The Offer and its acceptance (other than the investment representation statements made in paragraphs 11,12 and 14 of the Form of Acceptance) is governed by the laws of England and you, Eden and Geoworks agree to submit to the non-exclusive jurisdiction of the English Courts.

          However, the terms and rights of the Consideration Shares, the Registration Rights Declaration and the Escrow Agreement are governed by the laws of the State of California, United States.

16        RISK FACTORS

          EDEN SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN DECIDING WHETHER TO ACCEPT THE OFFER

16.1      Effect of Wholesale Prices on Royalties

          Royalties from the licensing of Geoworks' operating system to hardware manufacturers represent a significant component of Geoworks' current revenues, and are expected to represent an increasing portion of Geoworks' revenues in future fiscal periods. The royalties Geoworks receives from these licences are usually correlated to the wholesale or comparable transfer price of the devices in which Geoworks' software is incorporated. The price of such devices is expected to decline over time as a result of competitive pressures and consumer demands and due to the efforts of Geoworks' OEM customers to achieve increased sales volume through price reductions. To the extent that Geoworks' royalty is determined as a percentage of said price, or to the extent that Geoworks responds to market pressures by reducing the amount of fixed-dollar royalties, any such reduction in the wholesale or comparable transfer price will have a material adverse effect on the royalty per unit Geoworks receives. There can be no assurance that an increase in sales volume will result from a decline in the wholesale or comparable price and thereby compensate for any decline in royalties per unit which Geoworks receives from its OEM licensees.

16.2 Acceptance of Geoworks Technology Geoworks' success in establishing the GEOS system software as a leading operating system in the mobile communicating device market is critically dependent on Geoworks' ability to establish and sustain business relationships with key market participants. The Company has already established relationships with several key hardware manufacturers, independent software developers and other companies which Geoworks believes will be significant participants in the market. Despite the importance of these relationships, Geoworks must secure additional strategic design wins with its existing partners and other device manufacturers in order to establish the GEOS system software as an accepted operating system. Accordingly, there can be no assurance that Geoworks' existing relationships will result in sustained partnership, successful products or substantial revenues for Geoworks. Furthermore, even if Geoworks is able to establish and sustain relationships with particular participants in the communicating mobile device market, Geoworks' success depends upon both the adoption of Geoworks' GEOS system software as an accepted operating system by hardware manufacturers and the development by Geoworks and others of aftermarket application products and services for such products. There can be no assurance that Geoworks will be able to establish any such relationships, that the GEOS system software will be accepted as an operating system or that successful aftermarket products and services will develop for mobile communicating devices. Geoworks' application strategy initially includes developing relationships with a limited number of independent software developers to create, produce and market GEOS-based applications and services. There can be no assurance that a limited number of independent software developer relationships will be sufficient for Geoworks to compete effectively in the mobile communicating device market that Geoworks or independent software developers will be able to develop GEOS-based applications and services in a timely manner or, if developed, that such applications and services will achieve market acceptance.

16.3      Dependence on New Market

          Geoworks' efforts are currently concentrated on developing and marketing operating system software for use in mobile communicating devices. Geoworks' success depends upon both the development of a new market for these products and upon the adoption of Geoworks' GEOS system software as an accepted operating system standard for such devices. Although the market for cellular telephones is well-established and is currently growing at an appreciable rate, the smart phone market is in the early stages of development, and, to date, no smart phone device has achieved broad market acceptance. In August 1996, Nokia released a smart phone in selected geographic markets which incorporates the Company's GEOS software. Although the device has been well received, the market acceptance of these products has not yet been fully established. More generally, the failure of these or any other early, highly publicised products or the discontinuance of any such products by their manufacturers could significantly affect the marketability of other similar or related products and components and the development of the market. The Company has no control over the pricing of GEOS- based devices and, therefore, cannot guarantee that any devices will reach the desired price points to achieve mass market acceptance. In addition, the development of the smart phone market, like that of other computer and consumer electronics markets is dependent upon the simultaneous development of a substantial infrastructure of related and supporting products and services, including hardware and software products, distribution channels and services, communications services and support and repair services. The Company has only limited influence over and, therefore, is substantially dependent upon, the activities of third parties for the development of this infrastructure. The success of smart phones also depends on a number of other general market factors outside Geoworks' control, including consumer acceptance of particular smart phone concepts. In addition, Geoworks' long- term results will depend upon its success in developing and marketing aftermarket wireless content products and services that operate on GEOS-based smart phones. There can be no assurance, however, that the wireless content and services market will develop as anticipated or that Geoworks will be able to execute its business plan successfully.

16.4      Limited success of previous-generation, Non-Communicating Devices

          Prior to the emergence of the smart phone market, the Company licensed its GEOS operating system software to manufacturers of non-communicating mobile devices, such as personal digital assistants and handheld electronic organisers. These non-communicating devices - including the Hewlett-Packard OmniGo and the Casio Z-7000, as well as those introduced by competitors, such as the Apple Newton, Sony MagicLink and Motorola Envoy - have achieved only modest unit sales to date, and the Casio Z-700. a first-generation personal digital assistant based upon the Company's GEOS system software has been discontinued. Sharp and Toshiba have each developed a non-communicating GEOS-based device and subsequently elected to cancel introduction of such devices into the market. Other market participants have announced restructurings of their efforts relating to such devices. In addition, sales of low-cost, GEOS-based educational computer systems fell short of the Company's expectations. In particular, these third-party product discontinuances and disappointments resulted in the Company recognising lower then expected recurring license revenues during the fiscal year ended 31 March 1996. More recently, Hewlett-Packard announced and shipped its OmniGo 100, a second-generation electronic organiser based on the Company's GEOS system software.

16.5      Dependence on Limited Number of Manufacturers

          Geoworks' business is critically dependent upon the timely introduction and successful marketing and sale of GEOS-based smart phones by a limited number of consumer product companies. Geoworks, however, has no direct control over any particular smart phone's hardware design, product functionality, perceived product speed, pricing strategy, release dates, market positioning, product promotion or distribution, all of which affect the product's success and therefore Geoworks' business results. In addition, foreign currency fluctuations may limit the ability of foreign consumer product companies to achieve production costs low enough to meet the pricing requirements of the smart phone market or otherwise affect the pricing of their products in foreign markets to the extent that pricing is denominated in U.S. dollars. If a particular GEOS-based smart phone does not achieve broad market acceptance and generate anticipated sales volume, Geoworks' operating system royalties from such product and Geoworks' opportunity for aftermarket sales of products and services to users of such product will be materially adversely affected. Furthermore, under the terms of Geoworks' agreements with hardware manufacturers, the manufacturer is generally permitted to add product enhancements or new products to the agreement. In such event, Geoworks may be obligated to apply unmortised advance payments under the agreement against licence revenue to be earned by Geoworks on per unit sales of such additional products. Geoworks may incur additional research and development expenses to provide software for such products. Any such activities are generally subject to reaching agreement on specifications, delivery, pricing and additional payments.

16.6      Development of Wireless Content and Services

          Even if the general smart phone market develops as anticipated by Geoworks and the GEOS system software becomes a leading platform for hardware and software products, Geoworks' long-term financial success is dependent on its ability to derive revenue from the delivery of wireless content and services for GEOS-based smart phones. Geoworks' plan for generating such revenue includes: sales by Geoworks of internally developed client and server software and services for, as well as upgrades to and associated products for, the GEOS based smart phones; recurring license revenue from communication services providers; and electronic and traditional distribution by Geoworks of its own and third-party applications and services. There can be no assurance, however, that Geoworks will be able to derive significant revenue from any of these sources. The Company currently offers only a very limited number of aftermarket applications in selected smart phones market segments. The Company's wireless server and client development resources, experience and market presence are more limited than that of many other developers. There can be no assurance that Geoworks will be able to successfully develop additional aftermarket products or services or obtain distribution rights to third-party products or content, or that any such products or content will achieve acceptance in the market. Further, Geoworks has historically marketed an integrated package of operating system and applications, and has only limited experience marketing server and client applications to communication server providers. There can be no assurance that Geoworks will be able to offer sufficiently attractive additional functionality in GEOS system software and associated products to generate significant revenue. Moreover, Geoworks may be required to respond to competitive products and to customer demands by including features of its aftermarket products or services in updated versions of Geoworks' operating system software. To the extent that Geoworks is required to so include such products and services, Geoworks may be unable to derive the level of revenue from such products and services that Geoworks would derive if such products or services were sold separately. While, in the past, Geoworks has been able to obtain recurring license revenue from certain communication services providers, there can be no assurance that Geoworks will be able to obtain similar
          arrangements with other providers.   Finally, practicable and
          effective cellular distribution of content and services is an unproved concept which depends on many factors for success, including the size of the data and applications to be distributed and the presence of an appropriate infrastructure. Accordingly, there can be no assurance that cellular distribution will prove to be feasible. Regardless of the success of the GEOS system software, if Geoworks is unable to derive significant revenue from one or more of the foregoing aftermarket sources, Geoworks' long term business, results of operations and financial condition will be materially adversely affected.

16.7      Risk of Software Product Development

          Geoworks' future success will depend on its ability to develop and release on a timely basis, new operating system and application software products and upgrades. Because of the short product life cycles and intense competition expected in the smart phone market in which Geoworks participates, the timeliness of new product introductions and shipments can be critical to whether a particular product will ever achieve market acceptance. There can be no assurance that Geoworks will be able to develop, introduce and ship new products or upgrades on a timely basis. Furthermore, from time to time, Geoworks and others may announce new products, features or technologies that have the potential to replace or shorten the life cycle of Geoworks' existing product offerings. There can be no assurance that announcements by Geoworks or competitors will not cause customers to defer purchasing existing products of Geoworks or its hardware partners, or cause distributors and dealers to return products. Delays or difficulties associated with developing or introducing new products could have a material adverse effect on Geoworks' business and results of operations.

          The Company has historically engaged in significant customisation of its GEOS system software for each hardware partner. The software development and customisation process is inherently unpredictable. Development time and the achievability of design objectives may not be determinable until very late in the development process. Problems and delays in product development or customisation may result in the delay or cancellation of planned product or service offerings by Geoworks and its strategic partners, and consequently could have an adverse effect on Company's operating results. In the past, Geoworks has experienced significant delays in the completion of development and customisation projects and the release of new products to hardware partners. Consequently, the receipt of development fees and licence revenue from these partners has at times also been delayed. Such delays have resulted from a number of factors, including changes in specifications initiated by Geoworks' hardware partners. The extent of these delays has varied depending upon the size and scope of the project and the nature of the problems encountered. There can be no assurance that Geoworks will not experience similar problems and delays in the future, resulting in material adverse effects on Geoworks' operating results. Furthermore, no complex software product is totally free of errors and significant errors may go undetected for some time. Discovery of significant errors may delay or cancel product releases and, if not discovered until after product release, may necessitate recall of products by Geoworks and its strategic partners and expose Geoworks to substantial expense and claims for reimbursement. As is common in the industry, Geoworks has experienced product development delays. In particular, Geoworks experienced two significant delays relating to OEM projects in 1993, the more significant of which resulted in the OEM delaying payment of US$2.5 million owed to Geoworks for a period of approximately 12 months and forced Geoworks to cover its capital needs through short-term borrowings and extended payment terms with certain key vendors. There can be no assurance Geoworks will not experience other product development delays in the future with similar or other consequences.

16.8      Dependence on Complementary Technologies

          In certain markets, widespread adoption and use of smart phones may depend on the commercial availability of other technologies and business relationships. For example, widespread use of cellular telephones for data transfer in the United States or other regions may depend upon the development and rollout of a cellular network infrastructure capable of digital transmission. Other markets may depend upon the development of reliable, affordable and convenient wireless transmission of data. For smart phones and other communicating devices to achieve consumer level pricing, technologies which reduce the cost of manufacturing and the cost of goods may need to be developed and implemented. These cost reductions will also require Geoworks' OEM licensees to achieve economies of scale in manufacturing. There can be no assurance that such complementary technologies will develop, or that such cost and price reductions will be achieved.

16.9      Exchange rates

          The Common Stock of Geoworks is designated in US dollars. In the event that the Eden shareholders become able in the future to realise their investment in Geoworks Common Stock, or receive dividends, changes in the rates of exchange between the US dollar and pounds sterling, or any other currency into which such shareholders may wish to exchange such proceeds, may cause the value of their investment to diminish or to increase.

16.10     Acquisitions; Integration of Operations

          Geoworks and Eden are pursuing the Offer with the expectation that the business combination of Geoworks and Eden will result in long-term strategic benefits. These anticipated benefits will depend in part on whether the companies' operations can be integrated in an efficient and effective manner. There can be no assurance that this will occur. The combination of the companies will require, among other things, the integration of the companies' respective product offerings and the coordination of the companies' sales, marketing and research and development efforts. There can be no assurance that the combined company will be able to take full advantage of these combined efforts. The success of this process will be significantly influenced by the ability of the combined company to attract and retain key management, sales, marketing and research and development personnel and to integrate personnel with disparate business backgrounds working in different corporate cultures. Integrating the two companies will require the dedication of management resources, which may distract attention from the day-to-day operations of the combined company. In addition, Geoworks expects to incur significant additional operating costs in connection with the integration of the two companies. The inability of management to successfully integrate the operations of the companies in an efficient and cost-effective manner, the loss of customers or key personnel or the disruption of operations as a result of such integration, could have a material adverse effect upon the business, operating results or financial condition of the combined company.

17        ADDITIONAL INFORMATION

          The Appendices to this letter contain:

          I         Rights attaching to the Consideration Shares

          II        Further information relating to Geoworks and Eden

          III       List of Eden Optionholders and their Options



          IV Summary of changes in the rights of Eden shareholders following Completion of the Offer

          V Notice, proxy form and instructions for the Extraordinary General Meeting of Eden

          VI        Form of Acceptance and Authority

          VII       Declaration of Registration Rights

18        DOCUMENTS AVAILABLE FOR INSPECTION

          The following documents are available for inspection free of charge at any time between the hours of 9.30 am and 5.30 pm on business days at the offices of:

(1)       S J Berwin & Co at 222 Grays Inn Road, London WC1X 8HB, England;

(2)       Dibb Lupton Alsop at Windsor House, Temple Row, Birmingham B2 5LF;
          and

(3)       Henry Cooke Corporate Finance Ltd at 1 King Street, Manchester M2
          6AW:

          (a) the Warranty and Covenant Agreement and the related disclosure letter;

          (b)       the Escrow Agreement;

          (c)       the option agreements referred to in paragraph 2.7 above;

          (d) the agreements relating to the Shareholder Loans referred to in paragraph 2.8 above;

          (e)       the Preference Share Agreement;

          (f) a copy of the Articles of Incorporation and Bylaws of Geoworks;

          (g) the irrevocable undertakings received by Geoworks to accept the Offer; and

          (h)       a copy of this document and its appendices.

19        PROCEDURE FOR ACCEPTANCE

19.1 To accept the Offer you should complete and sign the enclosed Acceptance Form in accordance with the instructions contained in it.

19.2 You should return the completed Acceptance Form together with your share certificates and any other documents of title in the enclosed pre-paid, pre-addressed envelope to S J Berwin & Co, (reference 11/383), 222 Grays Inn Road, London WC1X 8HB so as to arrive as soon as possible. In any event, forms should arrive not later than the close of business on 14 March 1997 (or such later date as may be notified to you in writing by Geoworks).

19.3 Even if any share certificate or document of title is not readily available, the Acceptance Form should nevertheless be completed and returned, so as to arrive by the time and date stated, and the share certificate or document of title forwarded as soon as possible thereafter, in each case to the address specified above and in the specified form. Geoworks reserves the right to treat as valid any acceptance which is not entirely in order or not accompanied by the relevant certificates or documents of title, but in any such case the Consideration Shares will not be issued until the acceptance is completely in order and the remaining documents or satisfactory indemnities have been received.

19.4 Please ensure that you comply with the instructions relating to the Extraordinary General Meeting of Eden as specified in Appendix V.

          Yours faithfully



          Gordon E Mayer

          President

                                   APPENDIX I

                RIGHTS ATTACHING TO THE CONSIDERATION SHARES AND
                        THE PREFERRED STOCK OF GEOWORKS

1         COMMON STOCK

          Geoworks' Articles of Incorporation authorise the issuance of up to 20,000,000 shares of Common Stock of no par value. The holders of Geoworks Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders except that, upon giving notice as required by law, shareholders may cumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Geoworks Preferred Stock, the holders of Geoworks Common Stock are entitled to receive rateably such dividends, if any, as may be declared from time to time by the Geoworks Board of Directors out of funds legally available therefor. Geoworks has never declared or paid any cash dividends on its capital stock, and currently has no intention of doing so. In the event of the liquidation, dissolution or winding up of Geoworks, the holders of Geoworks Common Stock are entitled to share rateably in all assets remaining after payment of liabilities, subject to any prior liquidation rights of the Geoworks Preferred Stock, if any, then outstanding. The Geoworks Common Stock has no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Geoworks Common Stock. All outstanding shares of Geoworks Common Stock are fully paid and non-assessable, and the Consideration Shares will be fully paid and non-assessable when issued. The rights preferences and privileges of the holders of Geoworks Common Stock are subject to, and may be adversely affected by, the rights of the holders of any series of Preferred Stock which Geoworks may designate and issue in the future.

          It is Geoworks' strategy to achieve critical mass in the smart phone market through acquisitions, strategic alliances and other transactions which may involve the issuance of equity securities. Geoworks engages in discussions concerning such issuances as a regular course of its business. Without limiting the foregoing, however, Geoworks has no current commitments to issue any equity securities as of the date of this Offer, other than pursuant to employee equity plans.

2         PREFERRED STOCK

          Geoworks' Articles of Incorporation authorise the issuance of up to 2,000,000 shares of undesignated Preferred Stock. The Geoworks Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock, as well as to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The Geoworks Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Geoworks Common Stock. The issuance of Geoworks Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Geoworks Common Stock. In addition, the issue of Geoworks Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Geoworks. The Geoworks Board of Directors has no current intention to issue any Geoworks Preferred Stock.

3         RESTRICTIONS ON TRANSFER OF CONSIDERATION SHARES

          Securities Laws

          The Consideration Shares being issued to Eden shareholders will not be registered in reliance on an exemption from the registration requirements of the United States federal securities laws provided by Regulation S of the Securities Act for issuances to non-U.S. persons in transactions outside the

          United States. Geoworks' reliance on this exemption is based in part upon the representations being made by Eden shareholders in the Acceptance Form. Securities issued pursuant to an exemption from the registration requirements of the Securities Act may not be resold in the United States or to a U.S. Person unless the resale in subsequently registered or another exemption is available. This restriction would also bar sales on the Nasdaq National Market.
          While it is widely believed that shares issued under Regulation S may be resold in the United States or to a U.S. person if held for a period of at least 40 days, Geoworks understands that the United States Securities and Exchange Commission (the "Commission") is currently reviewing Regulation S and there is considerable possibility that the Commission will conclude that shares issued pursuant to Regulation S should be subject to the restrictions on resale imposed by Rule 144 of the Securities Act. Such an interpretation by the Commission would, in effect, lengthen the holding period for Eden shareholders receiving Geoworks Common Stock from 40 days to two years and impose additional restrictions on resale relating to volume, manner of sale, notice and the availability of current public information.

          In light of the foregoing uncertainty, Geoworks has agreed subject to certain conditions to use its best efforts promptly upon consummation of the Offer to file a registration statement on Form S-3 covering the resale of the Consideration Shares in the United States or to U.S. persons. Upon effectiveness of such registration statement, and for so long as it remains effective, the Consideration Shares may be resold in the United States regardless of any Commission action regarding Regulation S. Geoworks has agreed to keep the registration statement effective for up to two years after Completion (or such shorter time as the Commission may permit relate of restricted securities under Rule 144).

          All sales by Eden shareholders of Consideration Shares in the United States pursuant to the registration statement must be accompanied by delivery of a current prospectus meeting the requirements of the United States securities laws. Geoworks will provide each Eden shareholder with such a prospectus. Geoworks may be required to update the prospectus periodically to reflect changed information concerning Geoworks. In such case, Geoworks will provide each Eden shareholder with an updated prospectus.

          Notwithstanding the foregoing Geoworks may suspend the ability of Eden shareholders to sell Consideration Shares in the United States or to U.S. persons under the registration statement if the Geoworks Board of Directors determines in good faith that it would be significantly disadvantageous to Geoworks and its shareholders for Geoworks to update the prospectus because Geoworks would be required to disclose material non-public information that it would not otherwise be obliged to disclose at such time which disclosure would have a material adverse effect on the business or prospects of Geoworks. In such event Geoworks will furnish to the Eden shareholders a certificate to such effect and the Eden shareholders will be required to suspend any disposal of Consideration Shares pursuant to the registration statement. Geoworks may exercise this right:

          (a) no more than twice during any twelve-month period for a period of up to sixty (60) days each; and

          (b) no more than four times during any twelve-month period for a period of up to twenty (20) days each if updating the prospectus would require Geoworks to report financial results less favourable than the consensus estimates of the major financial analysts following Geoworks' stock prior to the time Geoworks would normally report such results.

          In addition Geoworks reserves the right to withdraw the registration statement at such time as Geoworks determines that disposals of Consideration Shares may be made by Eden shareholders in the United States without the need of the registration statement. In such case, Geoworks will instruct its transfer agent that such disposals are permitted without restriction.

          For more detailed information of Geoworks' obligations to register the resale of the Consideration Shares and the conditions of the Eden shareholders ability to effect such sales, please refer to the Declaration of Registration Rights attached as Appendix VII.

          The foregoing does not deal with the ability of Eden shareholders to dispose of Consideration Shares to non-U.S. persons in transactions occurring outside of the United States. Such transactions are generally outside of the ambit of United States securities laws, but may be subject to securities laws of other jurisdictions. Eden shareholders are urged to consult their own legal advisors regarding requirements of or limitations on any such transactions.

          Restrictions Required under Pooling of Interest Rules

          In addition to the restrictions on transferability imposed by United States' securities laws, Affiliates of Geoworks and Eden will be required to enter into agreements restricting sales, disposal or other transactions reducing their risk of investment in respect of the shares of Geoworks Common Stock held by them to help ensure that the business combination effected by the Offer will be treated as a pooling of interests for accounting and financial reporting purposes. Under such Affiliate Agreements, shares of Geoworks Common Stock currently held by Affiliates of Geoworks or issued to Affiliates of Eden in connection with the Offer may not be transferred until after the second day after the day that Geoworks publicly announces financial results covering at least 30 days of combined operations of Geoworks and Eden.

4         GEOWORKS CHARTER DOCUMENTS

          The rights of the holders of the various classes and series of Common and Preferred Stock of Geoworks are set out in the following attached charter documents of Geoworks:

          (a) Amended and Restated Articles of Incorporation filed on October 20, 1994 with the Secretary of State of California; and

          (b) Bylaws adopted by the Board of Directors of Geoworks, as amended to date.

                                  APPENDIX II



                    FURTHER INFORMATION RELATING TO GEOWORKS

1         RESPONSIBILITY OF GEOWORKS

          Geoworks accepts responsibility for the information contained in this document relating to Geoworks and its directors. To the best of the knowledge and belief of Geoworks, which has taken all reasonable care to ensure that such is the case, such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2         DATE AND PLACE OF INCORPORATION

          Geoworks was incorporated on 27 September 1983 under the laws of the State of California, United States of America.

3         SECRETARY, PRINCIPAL OFFICE AND REGISTERED AGENT

          Secretary:                     Jordan Breslow, Esq

          Principal Office:              960 Atlantic Avenue, Alameda,
                                         California 94501, USA

          Registered Agent:    Jordan Breslow Esq,

                             960 Atlantic Avenue, Alameda, California 94501, USA

4         GEOWORKS CAPITAL STRUCTURE

          The authorised capital stock of Geoworks consists of 20,000,000 shares of Common Stock, no par value, and 2,000,000 shares of undesignated Preferred Stock, no par value. As of December 31, 1996, there were 14,094,972 shares of Common Stock outstanding and no shares of Preferred Stock outstanding.

          See Appendix I for a description of the rights attaching to shares in the capital of Geoworks, which description is qualified in its entirety by reference to the attached charter documents of Geoworks.

5         PRO FORMA CAPITAL STRUCTURE OF GEOWORKS

5.1 Upon completion of the acquisition of Eden, the capital structure of Geoworks will be as set forth below (based on the shares of Geoworks Common Stock outstanding as at 31 December 1996):

                          PRO FORMA CAPITAL STRUCTURE

                          IDENTITY                TYPE OF STOCK      SHARES OF COMMON           APPROX.
                                                                           STOCK          PERCENTAGE OWNERSHIP

          Current Geoworks Shareholders              Common             14,094,972                91.5%
          Current Eden Shareholders                  Common              1,304,250                 8.5%

6         NATURE AND PARTICULARS OF BUSINESS; FINANCIAL INFORMATION

          Geoworks develops and markets operating system and application software for the emerging market for mobile communications devices and electronic organisers focusing primarily on smart phones. For a more detailed description of the nature of Geoworks' business, please refer to the copies of the following documents attached hereto:

          o Annual Report to Geoworks Stockholders for the fiscal year 1996

          o Geoworks Proxy Statement dated July 10, 1996

          o Geoworks' Annual Report on Form 10-K for the fiscal year ended March 31, 1996, as filed with the US Securities Exchange Commission

          o Geoworks' Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1996, September 30, 1996 and December 31, 1996, as filed with the US Securities Exchange Commission

7         RESULTS

          Please refer to the documents listed above for full information. Summary audited financial information for Geoworks for the last three completed financial years and unaudited financial information for the nine months ended 31 December 1996 is set out below:





                                                                                              Nine months
                                                                                               ended  31
                                                         Years ended 31 March                  December
                                               1994            1995             1996             1996
                                               $'000           $'000            $'000           $'000
         Total net revenues                      4,449           3,949            4,999           7,664
                                               =======         =======           ======          ======
         Loss before income taxes               (8,581)        (10,018)          (8,693)         (6,869)
                                               =======         =======          =======          ======
         Provision for income taxes                234             175               -               55
                                               =======         =======          =======          ======
         Net loss                               (8,815)        (10,193)          (8,693)         (6,924)
                                               =======         =======          ========         ======
         Net loss per share (US$)                (1.59)          (1.11)           (0.70)          (0.49)
                                               =======         =======          =======          ======

                        Working capital (deficiency)            (2,774)         6,856          43,130                     35,968
                                                              =========       =======          ======                     ======
                        Shareholders equity (deficit)         (12,454)          7,652          44,457                     38,525
                                                              ========        =======          ======                     ======


          The directors of Geoworks have adopted a policy of accounting for advanced license fees received as a deferred liability, and recognising them as license revenue when OEM hardware products which incorporate the licensed software are sold, or upon a project being cancelled, if applicable.

8         GEOWORKS CLOSING PRICES

          The following table shows the closing prices for Geoworks shares of Common Stock for the last trading day of each month from 31 August 1996 to 31 January 1997 inclusive:

          DATE                                           GEOWORKS COMMON STOCK (US$)
          31 August 1996                                 22.125
          30 September 1996                              26.000
          31 October 1996                                20.375
          30 November 1996                               22.000
          31 December 1996                               24.500
          31 January 1997                                25.000

                      FURTHER INFORMATION RELATING TO EDEN

1         RESPONSIBILITY OF EDEN

          The directors of Eden, whose names are set out on page 9 of this document, accept responsibility for the information contained in this document other than that relating to Geoworks and its directors. To the best of the knowledge and belief of the directors of Eden (who have taken all reasonable care to ensure that such is the case), such information is in accordance with the facts and does not omit anything likely to affect the import of such information.

2         FINANCIAL INFORMATION ON EDEN

          Summary audited financial information for Eden for the last three completed financial years is set out below:

                                                               YEARS ENDED 30 JUNE
                                                1994                 1995                1996
                                                L.'000               L.'000              L.'000
         Turnover                                 915                  856                 800
                                                =====                =====               =====
         Loss on ordinary activities before
         and after taxation                      (332)                (223)               (636)
                                                ======               ======              ======
         Net current assets                       135                  475               1,837
                                                =====                =====               =====
         Net (liabilities)/assets                (526)                (498)                768
                                                ======               ======              =====

          Turnover consisted principally of advance royalties from product development until 1995. Subsequently, the company has also generated engineering fees by porting EDEN OS to various RISC processors and from advanced licensing fees from hardware manufacturers. The company has also incurred considerable expenditures in developing and commercialising EDEN OS during the period under review, which has been expensed as incurred.

          The accounting policy adopted by the directors of Eden in respect of advanced royalties and advanced license fees is to recognise these as income as they become payable.

          Shareholders in Eden have all previously received a copy of the report and accounts for the year ended 30 June 1996. Further copies can be obtained from the company secretary of Eden at the company's registered office.

                                  APPENDIX III

                  LIST OF EDEN OPTIONHOLDERS AND THEIR OPTIONS


             NAME                                                            NO OF ORDINARY SHARES UNDER
                                                                             OPTION
             D E J Crisp                                                     52,355

             A Jenkins                                                       26,147

             D L Stevens                                                     15,324

             D P Taylor                                                      45,324

             J Axtell                                                         1,000

             M Baxter                                                         1,000

             B Bennett                                                          300

             G Brookman                                                         300

             H Clark                                                          2,000

             J Doggett                                                          300

             A G Ford                                                         4,000

             J S Hargreaves                                                     300

             A Law                                                            2,000

             I Standish                                                       1,000

             J Tune                                                             300

             3i Group plc                                                     2,000

             Henry Cooke Lumsden (London)                                    24,390
             Limited

                                  APPENDIX IV

        SUMMARY OF CHANGES IN THE RIGHTS OF EDEN SHAREHOLDERS FOLLOWING
                            COMPLETION OF THE OFFER

          Those Eden shareholders who exchange their Ordinary Shares for Common Stock will, upon the exchange of Ordinary Shares, become stockholders of Geoworks and their rights as stockholders will be governed by the laws of the United States and the State of California, including the California Corporations Code (the "CCC"), by Geoworks' articles of incorporation (the "Geoworks Articles") and Geoworks' bylaws (the "Geoworks Bylaws") and by the rules and regulations of Nasdaq. The following discussion is a comparison of certain rights of Eden shareholders and stockholders of Geoworks. Such comparison does not purport to be a complete description of the differences between the statutory and other rights of Eden shareholders and stockholders of Geoworks. Such differences can be determined in full by reference to the laws and applicable regulatory requirements of England and the United States, the CCC and the common law thereunder, the regulations of Nasdaq, Eden's memorandum and articles of association (the "Eden Articles"), the Geoworks Articles and the Geoworks Bylaws.

          VOTING RIGHTS AND QUORUM REQUIREMENTS

          Eden

          Under English law, the voting rights of shareholders are regulated by a company's articles of association. The Eden Articles specify that three Eden shareholders (regardless of the number of shares held by them) present in person or by proxy and entitled to vote upon the business to be transacted at a meeting of shareholders shall be a quorum, provided that a representative of each of 3i and Acer be present. Any Eden shareholder on the register may vote in person or, assuming the proxy is received by Eden at least 48 hours prior to the time set for the meeting, by proxy. There is no record date for meetings under English law.

          Each registered Eden shareholder present in person (or, if a corporation, present by a duly authorised representative or proxy) is entitled to one vote at any Eden meeting for each resolution (ordinary or special) considered on a show of hands. Voting occurs by show of hands unless a poll is demanded. If a poll is taken, every Eden shareholder, or his proxy, is entitled to cast one vote for each Ordinary Share held. At shareholder meetings a poll may be demanded by any shareholder present in person or by proxy, or by the Chairman.

          Geoworks

          Under Geoworks' Bylaws, the presence, either in person or by proxy, of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of business. If a quorum is present, the affirmative vote of a majority of the shares represented, in person or by proxy, and voting shall constitute an act of the shareholders.

          Each shareholder voting for the election of directors may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such shareholder, or may distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than the number of directors to be elected. However, no shareholder will be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting, and the shareholder, or any other shareholder, has given notice at the meeting prior to the voting of the intention to cumulate votes. If any shareholder gives such notice, all shareholders may cumulate their votes for the candidates in nomination. On all other matters, each share has one vote.

          MEETINGS OF SHAREHOLDERS

          Eden

          Under English law, an annual general meeting (an "AGM") of a private company must be held each year and at least once every fifteen months, unless each shareholder consents to dispense with the AGM for a particular year. An extraordinary general meeting (an "EGM") of a company may be convened by the board of directors or, notwithstanding any provision to the contrary in a company's articles of association, by a request from shareholders holding not less than one-tenth of the paid-up capital of the company carrying voting rights at general meetings. An EGM at which an ordinary resolution is proposed requires 14 days' notice (other than an ordinary resolution to remove a director which requires 28 days' notice). Such ordinary resolution requires a majority vote of those present (in person or by proxy) and voting. An EGM at which a special resolution is proposed requires 21 days' notice and such resolution requires a three-quarters majority vote of those present (in person or by proxy) and voting. An AGM requires 21 days' notice regardless of the types of resolution to be proposed. Such notice periods exclude the day when the notice is given or deemed to be given and the day for which it is given.

          Geoworks

          Under the CCC and the rules applicable to Nasdaq listed companies, Geoworks is required to hold an annual meeting of stockholders. The Geoworks Bylaws provide that the annual meeting shall be held on such date and at such time as the directors shall designate. Absent such designation, the annual meeting of the shareholders is to be held on January 15th of each year. In recent years the meeting has been held in August. The Geoworks Bylaws provide that a special meeting may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than ten percent of the votes at the meeting. Under the CCC, Geoworks must give notice to stockholders of any annual or special meeting not less than ten nor more than 60 days prior to such meeting. The record date for the meetings of the stockholders shall not be less than ten days nor more than 60 days before the date of such meetings.

          As a public company, Geoworks is required to send to each of its shareholders a proxy statement relating to its annual meeting of shareholders. The proxy statement will describe in detail the matters that shareholders will be entitled to vote upon at the meeting. While any shareholder may attend the meeting and vote in person, it is more customary to vote by submitting a written proxy, which will be provided by Geoworks along with the proxy statement.

          BOARD OF DIRECTORS

          Eden

          The Eden Articles provide that unless otherwise approved by ordinary resolution of shareholders, there shall be not less than two nor more than eight directors. At present each of AII and 3i have the right to appoint a director. The quorum for any meeting of the directors is three, provided that two are the 3i and Acer directors.

          Geoworks

          The Geoworks Bylaws provide that the number of directors shall not be less than five nor more than nine, and currently set the number of directors at seven. Subject to certain restrictions the Geoworks Bylaws provide that the directors may increase or decrease the number of directors within this stated range and fill any vacancy on the Geoworks Board, including vacancies resulting from an increase in the number of directors.

          AUTHORISED BUT UNISSUED SHARE CAPITAL

          Eden

          The unissued share capital of Eden is at the disposal of the directors to allot to such persons as they see fit subject to any contrary direction given by resolution of the Company.

          Geoworks

          The authorised capital stock of Geoworks is 20,000,000 shares of Common Stock, no par value, and 2,000,000 shares of Preferred Stock, no par value (the "Preferred Stock"). After Completion, approximately 4,600,778 shares of Common Stock (based on the shares of Geoworks Common Stock outstanding as at 31 December 1996) and all 2,000,000 shares of Preferred Stock will be authorised but unissued. Under the CCC, these shares will be available for future issuance by Geoworks upon approval by Geoworks' Board of Directors but without the need to obtain the approval of Geoworks' stockholders. The issuance of additional shares of Common Stock (which will be identical to the shares being issued to the Eden shareholders in exchange for Ordinary Shares) will dilute the percentage ownership of the Eden shareholders in Geoworks. Moreover, Geoworks may issue such shares in transactions where the price per share is less than that effectively paid by the Eden shareholders for the Common Stock.

          In addition, the Geoworks Board of Directors is authorised without the need for further action by the stockholders to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, rights, qualifications, limitations or restrictions of any such series, including, without limitation, the rate and nature of dividends, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or exchange into any other class or series of stock, voting rights, pre-emptive rights and other terms, any or all of which may be greater than the rights of the Common Stock. The purpose of authorising the Geoworks Board of Directors to determine such rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The effect of issuing, or of threatening to issue, the Preferred Stock may be to delay or prevent a change in control of Geoworks. This could have a negative effect on the value of the Common Stock.

          Notwithstanding the CCC, Nasdaq requires shareholder approval when shares of common stock or securities convertible into or exercisable for common stock are to be issued in any transaction or series of related transactions, other than a public offering for cash, (i) if the common stock to be issued will have voting power equal to or greater than 20 percent or more of the voting power outstanding before such issuance, or (ii) the number of shares of common stock to be issued will be in excess of 20 percent of the number of shares of common stock outstanding before the issuance of the stock.

          PREEMPTIVE RIGHTS

          Eden

          Under English law and under Eden's articles, when Eden issues equity shares (or grants certain other rights to acquire equity shares) ("equity securities") in consideration for payment of cash, then unless certain provisions of the Companies Act are disapplied by a special resolution of shareholders, existing shareholders are entitled to participate in the offer for such equity securities pro rata to their existing shareholdings.

          Geoworks

          Under the CCC, stockholders do not have preemptive rights unless a corporation affirmatively elects preemptive rights in its articles of incorporation. The Geoworks Articles do not provide holders of shares of the Common Stock with pre-emptive rights. Consequently, if Geoworks makes a private or public offering of its securities, it is not obliged to offer a portion of such shares to existing shareholders, which will have the effect of diluting the ownership interests of the existing shareholders of Geoworks.

          DISCLOSURE OF INTERESTS

          Eden

          Under the Companies Act, a person who acquires an interest in a private company is not subject to any disclosure requirement. However, the Company is required to file an annual return which lists the current shareholders of the Company.

          Geoworks

          Geoworks is subject to the United States Securities Exchange Act of 1934 (the "Exchange Act"), which requires any person who acquires directly or indirectly the beneficial ownership of five percent of more of a public company's outstanding equity security to file with the United States Securities and Exchange Commission (the "SEC"), within ten days, disclosing such interest, and to update such information periodically. Officers, directors and 10 per cent. stockholders, are subject to additional, ongoing reporting requirements.

          TRANSFER OF SHARES

          Eden

          Under the Eden Articles, Eden shareholders who wish to transfer Ordinary Shares must, subject to the provisions detailed below, serve a transfer notice on the Company setting out the number and class of shares to be sold. The Company shall then offer such shares to the remaining shareholders pro rata according to their existing shareholdings at a price to be determined by the Company's auditors. If the remaining shareholders do not wish to purchase all such shares and the Company does not purchase them itself then the selling shareholder may transfer to a third party provided he does not sell them for less than the price determined by the auditors.

          However, shareholders may transfer shares to certain specified persons, being trusts, other shareholders, subsidiaries (if a corporate shareholder) and certain others provided that where necessary the transferee enters into a deed agreeing to adhere to the terms of the subscription agreement dated 27 June 1995.

          Geoworks

          Because Geoworks is a public company, the Geoworks Articles contain no restrictions on the transfer of the Common Stock. Under current U.S. securities laws, Eden shareholders (provided they are not U.S. persons and will not be "affiliates" of Geoworks following Completion) who exchange Ordinary Shares for Common Stock will be required under U.S. securities laws to hold the Common Stock for 40 days following Completion before selling the Common Stock through a transaction effected on Nasdaq or otherwise to any U.S. person or for the account or benefit of a U.S. person. Sales prior to the expiration of the 40-day period may be made to non- U.S. persons.
          Any Eden shareholder who exchanges Ordinary Shares for Common Stock and who is either a U.S. person or an affiliate of Geoworks following the Completion must comply with certain transfer restrictions imposed upon them by U.S. securities laws.

          The SEC is in the process of reviewing the legislation which currently permits Eden shareholders (who are not affiliates of Geoworks or U.S. persons) to resell the Common Stock acquired in the Offer on the Nasdaq market or otherwise to a U.S. person 40 days after the date of Completion. There is a considerable likelihood that the holding period for the Consideration Shares could be increased from 40 days to one or two years. Although it is impossible to predict when this change in legislation will occur, if the SEC were to increase the holding period prior to the one or two year anniversary of the date of Completion, Eden shareholders holding Consideration Shares would still be able to sell the Consideration Shares on the Nasdaq market, or otherwise to a U.S. person, upon registration of the Consideration Shares in the United States. Each Eden shareholder who exchanges their Ordinary Shares for Common Stock will be granted certain rights to register their shares pursuant to a Declaration of Registration Rights pursuant to which Geoworks will undertake, subject to certain conditions, to register the Consideration Shares in the United States promptly following Completion, and maintain the applicable registration statement effective, subject to certain limitations, for a period not to exceed two years. Once registered, the Consideration Shares may be resold on the Nasdaq market without restriction by persons who are not affiliates of Geoworks.

                                   APPENDIX V

              DOCUMENTATION FOR THE EXTRAORDINARY GENERAL MEETING

          This Appendix contains the following documents:

          FORM A

          Notice of the Eden Extraordinary General Meeting stating when and where it will be held and the wording of the special resolution that will be proposed.

          FORM B

          Proxy. This form, if completed by you, will allow another person to vote at the meeting on your behalf. If you sign and return the form but do not insert the name of the Proxy the Chairman of the meeting will vote on your behalf in accordance with your wishes stated on the form.

          Note

          Proxy forms, duly completed and accompanied by any documents required (as explained in note 5 on the proxy form) must be returned with the Form of Acceptance (in the case of offerees wishing to accept the Offer) to SJ Berwin & Co, 222 Grays Inn Road, London WC1X 8HB (reference: 11/383) in the envelope supplied by no later than 3.00pm on 12 March 1997. Forms returned later and/or without being properly completed will not be admitted for voting at the extraordinary general meeting.

                               EDEN GROUP LIMITED

                    NOTICE OF EXTRAORDINARY GENERAL MEETING

          NOTICE is hereby given that an Extraordinary General Meeting of Eden Group Limited will be held at 222 Grays Inn Road, London WC1X 8HB on 14 March 1997 at 3.00pm, or 24 February 1997 at 3.00pm (or such other date as may be agreed) in the event that the holders, being a majority in number of shareholders, of not less than 95 per cent. of the issued Ordinary Shares in the capital of Eden agree, for the purpose of considering and, if thought fit, passing the following resolution which will be proposed as a Special Resolution.

                               SPECIAL RESOLUTION

          THAT, conditionally upon the recommended offer for the entire issued, and to be issued, ordinary share capital of Eden on the terms described in the recommended offer document dated 12 February 1997 becoming, or being declared, unconditional in all respects:

          (a) the authorised share capital of the Company be increased from L.1,138,500 to L.1,153,500 by the creation of 150,000 additional ordinary shares of L.0.10 each;

          (b) in substitution for any existing authority under that section (save to the extent relied upon prior to the passing of this Resolution), the Directors of the Company be hereby generally and unconditionally authorised pursuant to Section 80 of the Companies Act 1985 to allot relevant securities up to an aggregate nominal amount of L.53,357.50 during the period expiring on the fifth anniversary of the passing of this Resolution, (provided that the Company may before such expiry make an offer or agreement which would or might require such shares to be allotted after such expiry and the Directors may allot relevant securities pursuant to such an offer or agreement as if the authority conferred hereby had not expired);

          (c) the Directors be hereby empowered, during the period expiring on the earlier of 24 February 1998 and the date of the Company's Annual General Meeting to be held in 1998, to allot or make offers or agreements to allot equity securities pursuant to the authority granted by paragraph
                    (b) of this Resolution as if Section 89(1) of the Companies Act 1985 did not apply to any such allotment; and

          (d) the draft new Articles of Association of the Company, in the form produced to the meeting and signed by the Chairman for the purposes of identification, be hereby adopted as the Articles of Association of the Company in substitution for and to the exclusion of the existing Articles of Association.

                                                          Dated 12 February 1997
                                                           BY ORDER OF THE BOARD
                                                                   David Stevens
                                                                       Secretary
          Registered Office:
          Beechfield House
          Lyme Green Business Park
          Macclesfield
          Cheshire
          SK11 0JP

          NOTE:
          A member entitled to attend and vote at the above-mentioned meeting may appoint a proxy to attend and (on a poll) vote instead of him. A proxy need not also be a member of the Company.

                               EDEN GROUP LIMITED

                                   PROXY FORM



          for the Extraordinary General Meeting convened for 14 March 1997, or 24 February 1997 (or such other date as may be agreed) in accordance with the notice of the Extraordinary General Meeting, in the event that the holders, being a majority in number of shareholders, of not less than 95 per cent. of the issued Ordinary Shares in the capital of Eden agree



          I/We ...............................................................
               (block capitals please)

          of ..................................................................

          being a member/members of the Company hereby appoint (see Note 1)

          ......................................................................

          whom failing the Chairman of the Meeting to be my/our proxy and to attend and vote for me/us on my/our behalf at the Extraordinary General Meeting of the Company to be held on 14 March 1997 (or an earlier date determined in accordance with the notice) and at any adjournment thereof. My/our proxy is to vote as indicated below in respect of the Resolution set out in the Notice of Meeting (see Note
          2):

                               SPECIAL RESOLUTION

          To:

          (a)       increase the authorised share capital of the Company;

          (b) give the Directors the power to allot securities up to an aggregate nominal amount of L.53,357.50;

          (c) allow the Directors to disapply the statutory pre-emption rights when allotting relevant securities; and

          d)        adopt new Articles of Association.
                                                               FOR/AGAINST

          Dated ............................................1997

          Signed or sealed (see Note 3 .....................................

          NOTES

          1 If a member wishes to appoint as a proxy a person other than the Chairman of the meeting, the name and address of the other person should be inserted in block capitals in the space provided. A proxy need not be a member of the Company but must attend the meeting in person. Any alteration or deletion must be signed or initialled.

          2 A member should indicate by deleting either FOR or AGAINST how he wishes his votes to be cast in respect of the Resolution set out in the Notice of Meeting. Unless so instructed, the proxy will vote or abstain as he thinks fit. The proxy will act at his discretion in relation to any other business arising at the meeting (including any resolution to amend a resolution or to adjourn the meeting).

          3 In the case of a corporation this proxy form should be given under its seal or signed on its behalf by an attorney or duly authorised officer. In the case of joint holders the signature of any one of them will suffice, but the names of all joint holders should be shown.

          4 Use of this proxy form does not preclude a member from attending the meeting and voting in person.

          5 To be valid, this proxy form must be lodged together with the power of attorney or other authority (if any) under which it is signed, or a notarially certified copy of such power or authority, at SJ Berwin & Co, 222 Grays Inn Road, London WC1X 8HB (reference 11/383), not less than 48 hours before the meeting or any adjournment thereof or, in the case of a poll, not less than 48 hours before the time appointed for taking the poll.

                                  APPENDIX VI



                        FORM OF ACCEPTANCE AND AUTHORITY

          These forms are for completion if you wish to accept the Offer. Please read the following notes for guidance carefully before completing them.

          The Acceptance Form incorporates certain covenants necessary to ensure compliance with U.S. securities laws.

                               FORM OF ACCEPTANCE

                               NOTES FOR GUIDANCE

          This form is for completion if you wish to accept the Offer. Please read the following notes for guidance prior to completing the Acceptance Form.

1         These notes relate to the Acceptance Form.

2 All shareholders must sign in person (except as mentioned in Note 5 below). A corporation must affix its seal or an authorised representative must sign. All signatures must be made in the presence of a witness who must also sign, where indicated, adding his or her full name, address and occupation in block capitals, where indicated.

3 If you wish to accept the Offer, this form, duly completed and signed, must be forwarded together with the share certificate(s) or other document(s) of title for all your shares in Eden to Geoworks' Solicitors, S J Berwin & Co, at the address on the enclosed addressed envelope so as to arrive as soon as possible and in any event not later than the close of business on 14 March 1997. An acceptance once lodged cannot be withdrawn or altered except with the written consent of Geoworks or in the circumstances envisaged by the Offer.

4 If prior to accepting the Offer you have sold or otherwise disposed of some of your Ordinary Shares, please complete this form in respect of the shares retained by you and immediately notify Geoworks' solicitors, S J Berwin & Co (by telephone between 10.00am and 5.00pm Monday to Friday on 0171 533 2222 and speak to Mr Martin Bowen or Mr Mark Sanders) of the name and address of the person who now has them.

5 IF A SHAREHOLDER IS AWAY FROM HOME (INCLUDING ON HOLIDAY), send this Form by the quickest means (such as airmail) to the shareholder for signature or, if he or she has left a power of attorney, have this Form signed by the attorney (in which case the power of attorney should be lodged with this Form). No other signatures will be accepted.

6 IF YOU CANNOT FIND THE CERTIFICATE FOR ANY OF YOUR EDEN SHARES, complete and return this Form and await further instructions; an indemnity may be required.

7         IF A SHAREHOLDER HAS DIED, TELEPHONE THE NUMBER GIVEN BELOW FOR
          GUIDANCE.

8 If you have any other queries on how to complete the enclosed forms, TELEPHONE S J BERWIN & CO ON 0171 533 2222 BETWEEN 10.00AM AND 5.00PM MONDAY TO FRIDAY AND SPEAK TO MR MARTIN BOWEN OR MR MARK SANDERS WHO WILL BE ABLE TO ASSIST YOU.

                               FORM OF ACCEPTANCE

          TO BE RETURNED TO S J BERWIN & CO (REF. 11/383) OF 222 GRAY'S INN ROAD, LONDON WC1X 8HB AS SOON AS POSSIBLE AND IN ANY EVENT BY THE CLOSE OF BUSINESS ON 14 MARCH 1997 (UNLESS GEOWORKS NOTIFIES YOU OF AN EXTENSION)

          For use by shareholders of EDEN GROUP LIMITED ("Eden") who wish to accept the Offer made by Geoworks to purchase their Ordinary Shares ("the Offer").

    Name:                                                     Number of Ordinary

                                                                    Shares held



To:       Geoworks
          960 Atlantic Avenue
          Alameda
          California 94501
          USA


          ACCEPTANCE OF THE OFFER

1 I/We, being (or being entitled to be entered as) the registered holder(s) of the number of Ordinary Shares in the capital of Eden ("the Shares") specified in the box above, hereby irrevocably accept the Offer in respect of my/our entire holding of Shares subject to the terms and conditions set out in the Offer document dated 12 February 1997 issued by Geoworks and sent to me/us with this form ("the Offer Document").

2 I/We hereby warrant to Geoworks that if the Offer becomes or is declared unconditional in all respects the Shares will be transferred by me/us in accordance with paragraph 4 below fully paid and free from all claims, liens, charges, equities and other encumbrances.

3 I/We hereby confirm that I/we have no interest in any asset, property or shares in the capital of Eden other than the Shares.

4         With effect from the date of this Form:

4.1 I/We hereby irrevocably appoint any executive officer of Geoworks as my/our attorney to execute any instrument of transfer in respect of the Shares:

          (a) provided always such transfer or further document is not executed or such other act or thing done before the Offer is declared unconditional in all respects and the expiry of two working days from the date the Consideration Shares due to me/us are dispatched; and

          (b) to execute any further document and do any other act or thing (including voting at any general meeting of Eden, executing a form of proxy in respect of the Shares and signing any consent to short notice) which may be expedient for the purpose of completing the Offer or transferring the Shares;

4.2 I/We hereby irrevocably undertake that I/we will execute any further documents or assurances that may be necessary in connection with such transfer; and

4.3 I/We hereby authorise and request Geoworks to send by air courier certificates for the Consideration Shares due to me/us to Dibb Lupton Alsop. I/We further authorise Dibb Lupton Alsop to send such certificate(s) to me/us at our risk to my/our address set out in this Form.

5 I/we hereby agree to terminate in all respects all subsisting shareholder's agreements relating to the Company to which I/we are a party (including, without limitation, those dated 20 June 1989, 27 June 1995, 14 May 1996 and 12 November 1996), with effect from the Offer becoming, or being declared, unconditional in all respects, and waive all claims and rights of any nature arising therefrom.

6 I/We enclose all share certificate(s) and/or duly completed forms of indemnity relating to the Shares and I/we acknowledge that these documents are sent to you at my/our risk and that no receipt will be given.

7 If I/we execute this form under a power of attorney, I/we enclose the original of such power of attorney on the understanding that it will be returned to me/us in due course.

8 I/We hereby agree to notify you of any claim (contingent or otherwise) I/we have against Eden and confirm that there are no such claims at the date hereof (save as mentioned in paragraph 3 above). I/we confirm that as at and immediately after Completion of the Offer nothing is owed nor are there any outstanding claims between each of Eden and each of its group companies on the one hand and me/us on the other and to the extent that such claims may exist, they are waived.

9 If the Offer does not become unconditional I/we authorise the return of my/our said certificate(s) or other document(s) of title and this form by first class post or airmail (as appropriate) at my/our risk to me/us to the first address given above within seven days after the lapsing of the Offer.

10 Without limitation to the powers conferred upon Geoworks pursuant to paragraph 4.1, I/we hereby being a member of Eden, and having the right to attend and vote at the meeting convened by the notice of Extraordinary General Meeting set out on page 49 and 50 of this document, agree to the holding of the meeting at 3.00pm on 24 February 1997 (or such other time and date as Geoworks may determine) and to the passing at the meeting as a Special Resolution of the Resolution set out in the notice notwithstanding that less than the statutory notice of the meeting shall have been given.

11 I/we have full legal right, power and authority to enter into and perform this Acceptance and sell my/our ordinary shares of Eden. If I/we are acting as a fiduciary, officer, partner, or agent, I/we enclose with the Acceptance certified copies of the appropriate instruments pursuant to which I/we are authorised to act hereunder.

12 I/we will have good and marketable title to the shares to be sold by me/us pursuant to the Offer, free and clear of any and all liens, encumbrances, equities, securities interests, and claims whatsoever, with full right and authority to deliver the same under the Offer, and upon delivery of such Shares and payment of the purchase price therefor as contemplated in the Offer, will convey to Geoworks good and marketable title to the shares purchased by it free and clear of all liens, claims, encumbrances, equities, security interests, preemptive rights, rights of first refusal, and any other claim of any third party.

13 The Offer and this Form of Acceptance (save as indicated in paragraph 15 of the Offer) are governed by the laws of England and I/we agree to submit to the jurisdiction of the English Courts.

14 In addition to the representations, covenants and agreements set forth above, each shareholder of Eden represents and warrants to Geoworks as follows, with the understanding that Geoworks may rely upon such representations in order to comply with United States securities laws:

          (a) I/we have received, and have had an opportunity to review, the Offer document and its exhibits, containing the terms and conditions of the Offer, information about Geoworks' business and capital structure and certain risk factors involved in an investment in Geoworks;

          (b) Neither I/we nor any person for the account of whom I/we are acting, is a citizen or resident of the United States of America, including the estate of any such person, a trust of which any such person is a beneficiary, or a corporation, partnership, trust or other entity organised or operating under the laws of the United States of America, its territories and possessions and all areas under the jurisdiction of the United States of America (in each case, a "U.S. Person");

          (c) I/we acknowledge that the Consideration Shares have not been registered under the Securities Act in reliance upon a specific exemption therefrom for issuances to non-U.S. Persons. Accordingly, I/we agree that I/we will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of the Consideration Shares, to a U.S. Person, or (2) enter into any swap or similar agreement that transfers, in whole or in part, to a U.S. Person the economic consequences of ownership of the Consideration Shares, whether or not any such transaction described in clause (1) or (2) above is to be settled by delivery of such Consideration Shares, in cash or otherwise, for such period of time as may be now or hereinafter be required by the United States Securities and Exchange Commission to comply with the exemption from registration upon which Geoworks has relied in issuing the Consideration Shares, or until the registration statement filed by Geoworks pursuant to the Declaration of Registration Rights covering the resale of such shares (the "Registration Statement") has been declared effective;

          (d) II/we understand that Geoworks will not allow any transfer or other disposition of the Consideration Shares into the United States or to a U.S. Person unless (i)(a) the Registration Statement is effective and the prospectus is current and (b) I/we have complied with requirements of the Declaration of Registration rights, (ii) Geoworks shall have received an opinion of counsel satisfactory to Geoworks to the effect that such proposed transfer would not be in violation of the Securities Act or any applicable state securities law, or (iii) the holding period (currently 40 days) applicable to the specific exemption from the United States federal securities laws registration requirements for issuances to non-U.S. Persons in offshore transactions has expired; provided however, that for sales to Non-U.S. Persons effected prior to the expiration period noted in subparagraph (iii) above, transferee provides Geoworks with a representation statement consisting of paragraphs (a), (b), (c) and (d) of this Section 14;

          (e) I/we understand that the share certificate(s) of all shareholders receiving Consideration Shares shall bear the following legend in addition to any other legend require under this Agreement:

                    THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED ("ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE

                    UNITED STATES ("STATE ACT") AND MAY NOT BE TRANSFERRED OR OTHERWISE DISPOSED OF FOR A PERIOD OF FORTY (40) DAYS AFTER THE DATE ON THE FACE HEREOF TO A CITIZEN OR RESIDENT OF THE UNITED STATES OF AMERICA, INCLUDING THE ESTATE OF ANY SUCH PERSON, A TRUST OF WHICH ANY SUCH PERSON IS A BENEFICIARY, OR A CORPORATION, PARTNERSHIP, TRUST OR OTHER ENTITY ORGANISED UNDER THE LAWS OF THE UNITED STATES OF AMERICA, ITS TERRITORIES AND POSSESSIONS AND ALL AREAS UNDER THE JURISDICTION OF THE UNITED STATES OF AMERICA, UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL, SATISFACTORY TO THE ISSUER, THAT SUCH TRANSFER WILL NOT BE IN VIOLATION OF THE ACT OR ANY APPLICABLE STATE ACT, OR A REGISTRATION STATEMENT COVERING SUCH SHARES SHALL HAVE BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION.

          Dated this                   day of                             1997

          Signed and delivered as a deed by

          ...................................................................
          Signature of accepting shareholder


          Witnessed by

          ...................................................................
          Signature of witness

          ......................................................................
          Name

          ......................................................................
          Address

          ......................................................................


          ......................................................................
          Occupation

                                  APPENDIX VII
                                    GEOWORKS


                       DECLARATION OF REGISTRATION RIGHTS


         This Declaration of Registration Rights ("Declaration") is made as of February 24, 1997 by Geoworks, a California corporation ("Geoworks" or the "Company"), for the benefit of shareholders of Eden Group Limited, a company incorporated under the laws of England and Wales ("Eden Group"), acquiring shares of Common Stock of Geoworks ("Company Common Stock") pursuant to that certain Offer document distributed to all shareholders and optionees of Eden Group (the "Offer Document") concerning the acquisition of all outstanding Ordinary and Preference Shares of Eden Group by the Company (the "Acquisition").

         1.      Definitions.  As used in this Declaration:

                 a. "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

                 b. "Securities Act" means the United States Securities Act of 1933, as amended.

                 c. "Form S-3" means such form under the Securities Act as is in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which similarly permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC (as defined below).

                 d. "Holder" means: (i) a shareholder of Eden Group to whom shares of Registrable Securities are issued pursuant to the Offer Document for so long as such holder continues to hold the registration rights contained herein or (ii) a transferee of Registrable Securities by a Holder to whom registration rights under this Declaration are assigned pursuant to Section 9 of this Declaration.

                 e. "Registrable Securities" means for each Holder the shares of Company Common Stock issued to such Holder pursuant to the Offer Document, together with all other shares of Company Common Stock issued in respect thereof (by way of stock split, dividend or otherwise), and for all Holders the aggregate of all Registrable Securities held by all such Holders. Registrable Securities shall not include any shares of Company Common Stock transferred by a Holder for which registration rights are not also assigned pursuant to Section 9 hereof.

                 f. "SEC" means the United States Securities and Exchange Commission.

                 g. "Warranty Agreement" means that certain Warranty and Covenant Agreement dated as of February 12, 1997 between Geoworks and the persons listed in Part 1 of Schedule 1 to the Warranty Agreement (the "Warrantors") and the persons listed in Part 2 of Schedule 1 to the Warranty Agreement (the "Principal Sellers").

         Capitalized terms not otherwise defined herein have the meanings given to them in the Warranty and Covenant Agreement.

         2.      Registration.  Geoworks shall use all best efforts to cause
(i) all Registrable Securities held by each Holder following the Completion of the Offer to be registered under the Securities Act, and (ii) such Registration Statement to be declared effective by the SEC not later than 30 days after public release of Geoworks' financial statements for the period ended March 31, 1997, so as to permit the resale thereof on a continuous basis, subject to
Section 3 hereof, and in connection therewith shall use all reasonable efforts to prepare and file with the SEC promptly following the Completion (as defined in the Warranty Agreement), and shall use all best efforts to cause to become effective as soon as practicable thereafter, a registration statement on Form S-3; provided, however, that each Holder shall provide all such information to Geoworks concerning the Holder (limited to the Holder's name and address and information relating to the beneficial ownership by such Holder of Company Common Stock) and take all such action as may be required (if any) in order to permit Geoworks to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such registration statement. Such provision of information is a condition precedent to the obligations of Geoworks pursuant to this Declaration. Geoworks shall not be required to effect more than one (1) registration under this Declaration.

         3. Obligations of Geoworks. Subject to the limitations of Sections 4 and 11, Geoworks shall (i) keep the registration statement filed in accordance with Section 2 hereof continuously effective until the earlier of
(a) two (2) years (or such lesser time as the SEC may permit resales of "Restricted Securities" pursuant to amendments to Rule 144(d) under the Securities Act) after the Completion or (b) such time as all Registrable Securities have been disposed of either hereunder or otherwise; (ii) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in such registration statement; (iii) furnish to each Holder such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each Holder may reasonably request in order to effect the offering and sale of the Registrable Securities to be offered and sold, but only while Geoworks shall be required under the provisions hereof to cause the registration statement to remain current.

         4.      Selling Procedures.

                 (i) Notwithstanding the provisions of Section 3, if Geoworks shall furnish to the Holders a certificate signed by the chief executive officer or chief financial officer of Geoworks stating that in the good faith judgment of the Board of Directors of Geoworks it would be significantly disadvantageous to Geoworks and its shareholders for any such registration statement to be amended or supplemented because Geoworks would be required to disclose in such registration statement, either directly or through incorporation by reference, material non-public information that it would not









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


otherwise be obligated to disclose at such time, the disclosure of which at such time would have a material adverse effect on the business or prospects of Geoworks. Geoworks may (A) no more than twice during any twelve-month period, defer such amending or supplementing of such registration statement for not more than sixty (60) days, and in such event the Holders shall be required to discontinue disposition of any Registrable Securities covered by such registration statement during such period, and (B) no more than four times during any twelve-month period, defer such amending or supplementing of such registration statement for not more than twenty (20) days, if such amendment or supplement is required to reflect the reporting of financial results less favorable than the consensus estimates of the Company's major analysts.

                 (ii) Notwithstanding the foregoing, Geoworks shall notify each Holder or a representative designated by such Holder (A) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the registration statement for amendments or supplements to the registration statement or related prospectus or for additional information relating to the registration statement, (B) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (C) of the receipt by Geoworks of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, or (D) of the happening of any event which makes any statement made in the registration statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or prospectus so that, in the case of the registration statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. In such event, Geoworks may suspend use of the prospectus on written notice to each Holder, in which case each Holder shall not dispose of Registrable Securities covered by the registration statement or prospectus until copies of a supplemented or amended prospectus are distributed to the Holders or until the Holders are advised in writing by the Company that the use of the applicable prospectus may be resumed. Geoworks shall use its reasonable efforts to ensure that the use of the prospectus may be resumed as soon as practicable. Geoworks shall use its reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the securities for sale in any jurisdiction, at the earliest practicable moment. Geoworks shall, upon the occurrence of any event contemplated by clause (D), prepare a supplement or post-effective amendment to the registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.





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         5.      Availability of Form S-3.  Geoworks represents that it is
currently eligible to utilize Form S-3.

         6. Expenses. Geoworks shall pay all of the out-of-pocket expenses incurred, other than underwriting or selling discounts and commissions, in connection with the registration of Registrable Securities pursuant to this Declaration, including, without limitation, all SEC and NASD registration and filing fees, printing expenses, transfer agent's and registrar's fees, and the reasonable fees and disbursements of Geoworks' outside counsel and independent accountants.

         7. Indemnification. In the event of any offering registered pursuant to this Declaration:

                 a. Geoworks will indemnify each Holder and each person controlling a Holder, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, final prospectus, or any amendment or supplement thereto, incident to any offering registered pursuant to this Declaration, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or any violation by Geoworks of any rule or regulation promulgated under the Securities Act or state securities laws applicable to Geoworks in connection with any such registration, and subject to Section 7(c), will reimburse each such Holder, and each person controlling such Holder, for any legal and any other out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Geoworks will not be liable in any such case to the extent that any such claim, loss, damage, or liability arises out of or is based on any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished to Geoworks by such Holder or controlling person.

                 b. Each Holder will indemnify Geoworks, each of its directors and officers and its legal counsel and independent accountants, each underwriter, if any, of Geoworks' securities covered by such a registration statement, each person who controls Geoworks or such underwriter within the meaning of Section 15 of the Securities Act, and each other Holder and each person controlling such other Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) or a material fact contained in any such registration statement, final prospectus, or any amendment or supplement thereto, incident to any offering registered pursuant to this Declaration or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Geoworks, such other Holders, such directors, officers, legal counsel, independent accountants, underwriters or control persons for any legal or any other expenses out-of-pocket reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, final prospectus, or any amendment or supplement thereto, in reliance upon and in conformity with





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
information furnished to Geoworks by such Holder in writing for such purpose; provided, however, that the obligations of each Holder hereunder shall be several and not joint and shall be limited to an amount equal to the respective gross proceeds (before expenses and commissions) from the sale of Registrable Securities by such Holder as contemplated herein.

                 c.       Each party entitled to indemnification under this
Section 7 (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party receives written notice of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent, but only to the extent, that the Indemnifying Party's ability to defend against such claim or litigation is impaired as a result of such failure to give notice. Notwithstanding the foregoing sentence, the Indemnified Party may retain its own counsel to conduct the defense of any such claim or litigation, and shall be entitled to be reimbursed by the Indemnifying Party for expenses incurred by the Indemnified Party in defense of such claim or litigation, in the event that the Indemnifying Party does not assume the defense of such claim or litigation within sixty days after the Indemnifying Party receives notice thereof from the Indemnified Party. Further, an Indemnifying Party shall be liable for amounts paid in settlement of any such claim or litigation only if the Indemnifying Party consents in writing to such settlement (which consent shall not be unreasonably withheld). No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party a release from all liability with respect to such claim or litigation.

                 d. If the indemnification provided for in this Section 7 from the Indemnifying Party is unavailable to an Indemnified Party hereunder in respect of any claim, loss, damage or liability referred to herein, then the Indemnifying Party, to the extent such indemnification is unavailable, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, losses, damages or liabilities in such proportion as is appropriate to reflect the relative benefit to or fault of the Indemnifying Party and indemnified parties in connection with the actions that resulted in such claims, losses, damages and liabilities. The relative benefit of such Indemnifying Party and indemnified parties shall be determined by reference to, among other things, in the case of Geoworks, the value of the entire issued ordinary share capital of Eden Group Limited received by Geoworks, and, in the case of each Holder, the gross proceeds received by each such Holder from the sale of Registrable Securities in the manner contemplated hereby. The relative fault of such Indemnifying Party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the claims, losses, damages or liabilities referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this paragraph were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above in this paragraph. No party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any party.

                 e. The obligations of Geoworks and each Holder under this Section 7 shall survive the completion of any offering of stock in a registration statement under this Declaration.

         8. Reports Under Securities Exchange Act of 1934. Geoworks agrees to:

                 a. use all reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Geoworks under the Securities Act and the Exchange Act; and

                 b. furnish to each Holder forthwith upon request (i) a written statement by Geoworks that it has complied with the reporting requirements of the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time that it so qualifies), (ii) a copy of the most recent annual or quarterly report of Geoworks and (iii) such other information as may be reasonably requested in availing each Holder of any rule or regulation of the SEC which permits the selling of any such securities pursuant to Form S-3.

         9. Assignment of Registration Rights. The rights of a Holder pursuant to this Declaration may be assigned by such Holder to a transferee of Registrable Securities only if: (a) Geoworks is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and a copy of a duly executed written instrument in form reasonably satisfactory to Geoworks pursuant to which such transferee agrees to be bound hereby and provides the Company with such reasonable information as the Company may request to permit the transferee to sell such Registrable Securities pursuant to the registration statement filed in accordance with Section 2 hereof, and (b) immediately following such transfer, the disposition of such Registrable Securities by the transferee is restricted under the Securities Act.

         10. Amendment of Registration Rights. The Holders of a majority of the Registrable Securities then outstanding may, with the consent of Geoworks, amend the registration rights granted hereunder.

         11. Termination. The registration rights set forth in this Declaration shall terminate with respect to a Holder (and the shares held by such Holder shall cease to constitute Registrable Securities) upon the earlier of (i) such time as all of the Registrable Securities then held by such Holder can be sold by such Holder in a three-month period in accordance with Rule 144 under the Securities Act, (ii) two years (or such lesser time as the SEC may permit resales of "restricted securities" pursuant to amendments to Rule 144 under the Securities Act) following Completion; or (iii) such time as the

Company receives a legal opinion reasonably satisfactory to it, stating that the Registrable Securities may be transferred without registration under the Securities Act and that any legends appearing on the certificates representing such Registrable Securities may be removed, in which case either such legends shall be removed or Geoworks shall have offered to remove them.

         12. Obligations of Holders. By exercising any rights hereunder, each Holder shall be deemed to assume all obligations of a Holder hereunder as though such Holder were a signatory hereto. Geoworks may require Holders to execute an instrument whereby such Holders expressly assume all obligations of Holders hereunder as a condition precedent to any obligations of Geoworks hereunder.


                                    GEOWORKS



                                      By: /s/ GORDON E. MEYER
                                         ------------------------------------
                                          Name: Gordon E. Meyer
                                          Title: CEO




















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